UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Kraft Heinz Company

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THE KRAFT HEINZ COMPANY

200 East Randolph Street, Suite 7600

Chicago, Illinois 60601

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m. EDT on Thursday, September 12, 2019
PLACE:	Offices of Reed Smith LLP
225 Fifth Ave.
Pittsburgh, PA 15222
ITEMS OF BUSINESS:	(1) To elect all eleven director nominees named in the Proxy Statement to one-year terms expiring in 2020;
(2) To approve the Company’s executive compensation;
(3) To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2019;
(4) To vote on two shareholder proposals, if properly presented; and
(5) To transact any other business properly presented at the meeting.
WHO MAY VOTE:	Stockholders of record at the close of business on July 15, 2019 (the “Record Date”).
WHO MAY ATTEND:

If you would like to attend the Annual Meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance. For details on attending the Annual Meeting, see Question 19 on page 60 of the Proxy Statement.

DATE OF DISTRIBUTION	We mailed the Notice of Internet Availability of our proxy materials as well as our Proxy Statement, our Annual Report on Form 10-K for the year ended December 29, 2018, as applicable, and the proxy card on or about August 2, 2019.

August 2, 2019
Rashida La Lande Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 12, 2019

The Kraft Heinz Company’s Proxy Statement and Annual Report on Form 10-K

are available at https://materials.proxyvote.com/500754

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	11:00 a.m. EDT on Thursday, September 12, 2019

Place	Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222

Record Date	July 15, 2019 (the “Record Date”)

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Admission	If you plan to attend the Annual Meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance as described in Question 19 on page 60 of this Proxy Statement. Due to security and space considerations, it is mandatory that you obtain an admission ticket in advance.

VOTING PROPOSALS AND BOARD RECOMMENDATION

Proposal		Board Recommendation	Page Reference

Proposal 1 –	Election of Directors	For all nominees	3

Proposal 2 –	Advisory Vote to Approve Executive Compensation	For	10

Proposal 3 –	Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Auditors for 2019	For	11

Proposal 4 –	Shareholder Proposal—Protein Diversification	Against	27

Proposal 5 –	Shareholder Proposal—Synthetic Pesticide Use	Against	29

BOARD OF DIRECTORS

The table below provides summary information about each of our director nominees as of July 15, 2019.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	Gov	Ops & Strategy
Gregory E. Abel	57	2013	Vice Chairman, Non-Insurance Business Operations, Berkshire Hathaway Inc.	Yes				X
Alexandre Behring (Chairman)	52	2013	Founding Partner, Managing Partner and Board Member, 3G Capital	Yes		X	Chair	X
Joao M. Castro-Neves*	52	2019	Partner, 3G Capital	Yes		Chair	X	X
Tracy Britt Cool	34	2013	Chief Executive Officer, The Pampered Chef	Yes		X
John T. Cahill (Vice Chairman)	62	2015	Former Chairman and Chief Executive Officer, Kraft Foods Group, Inc.	No				Chair
Feroz Dewan	42	2016	Chief Executive Officer, Arena Holdings Management	Yes	X
Jeanne P. Jackson	67	2015	Founder and Chief Executive Officer of MSP Capital	Yes	X		X	X
Jorge Paulo Lemann	79	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X
John C. Pope	70	2015	Chairman, PFI Group, LLC	Yes	Chair	X	X
Alexandre Van Damme**	57	2018	Former Executive Officer, Anheuser-Busch InBev	Yes			X
George Zoghbi	52	2018	Special Advisor, The Kraft Heinz Company	No

* As previously disclosed, Marcel Hermann Telles decided to retire from the Board. His retirement became effective on June 12, 2019. The Board elected Mr. Castro-Neves, effective June 12, 2019, and appointed him to the Compensation Committee, the Nominating and Corporate Governance Committee, and the Operations and Strategy Committee, in each case, effective June 12, 2019.

** The Board appointed Mr. Van Damme to the Nominating and Corporate Governance Committee effective June 12, 2019.

EXECUTIVE COMPENSATION SUMMARY

The Kraft Heinz Company (“Kraft Heinz,” “we,” “our,” “us,” or the “Company”) annually asks our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” (the “CD&A”), which begins on page 36). Our Board of Directors, primarily through the Compensation Committee, defines and oversees our executive compensation program which is based on a pay-for-performance philosophy and designed to accomplish the following goals:

•	Reward superior financial and operational performance;
•	Place a significant portion of compensation at risk if performance goals are not achieved;
•	Align the interests of the Named Executive Officers with those of our stockholders; and
•	Enable us to attract, retain and motivate top talent.

As described in further detail in the CD&A below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to company and individual performance and the growth in the value of Kraft Heinz. Please read the CD&A and related “Executive Compensation Tables” for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2018 compensation.

AUDITORS

We are also asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 28, 2019.

RESTATEMENT

As previously disclosed, we received a subpoena from the SEC in October 2018 related to our procurement area. Following the receipt of this subpoena, we, together with external counsel and forensic accountants, and subsequently, under the oversight of the Audit Committee, conducted an internal investigation into the procurement area and related matters. As a result of the findings from this internal investigation, due to the qualitative nature of the matters identified, we determined that it would be appropriate to correct misstatements in our previously issued consolidated financial statements by restating such financial statements. The restatement also included corrections for additional identified out-of-period and uncorrected misstatements in the impacted periods. The Form 10-K, which includes the information for our 2018 fiscal year and certain prior periods, was filed on June 7, 2019. See Question 18 on page 59 of the Proxy Statement for additional information.

COMPANY PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

Background for Certain Director Nominations

In July 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). Prior to the 2015 Merger, Heinz common stock was owned primarily by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, LP (“3G Global Food Holdings” and together with its affiliates, “3G Capital”) following their acquisition of H. J. Heinz Company in 2013. At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company. Berkshire Hathaway and 3G Capital continue to hold a significant portion of our outstanding shares. See “Ownership of Equity Securities” for further information about their respective stock ownership.

In connection with the 2015 Merger, Kraft and Heinz agreed on the selection of directors to serve on the initial Board of Directors of Kraft Heinz (the “Board” or the “Board of Directors”) upon the closing, including the following director nominees:

•	Messrs. Behring and Lemann (each of whom was selected by 3G Global Food Holdings);
•	Mr. Abel and Ms. Cool (each of whom was selected by Berkshire Hathaway); and
•	Messrs. Cahill and Pope and Ms. Jackson (each of whom was selected by Kraft).

There were no other agreements between Kraft and Heinz regarding the selection of directors of Kraft Heinz following the 2015 Merger. Upon the closing of the 2015 Merger, 3G Capital and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and its affiliates vote the shares of Kraft Heinz common stock held by them with respect to supporting certain directors who are nominated by the Board and designated for support by either 3G Global Food Holdings or Berkshire Hathaway.

Pursuant to the shareholders’ agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the 2015 Merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by Berkshire Hathaway (two directors if they own less than 66% but at least 33% of the voting power and one director if they own less than 33% but at least 15% of the voting power) and will not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway agrees that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the 2015 Merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by 3G Global Food Holdings (two directors if they own less than 66% but at least 33% of the voting power and one director if they own less than 33% but at least 15% of the voting power) and not take any action to remove such designees without 3G Global Food Holdings’ consent.

Director Qualifications

The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for identifying, evaluating, and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee relies on nominee suggestions from the directors, stockholders, management, and others. From time to time, the Governance Committee may retain executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee and the Board believe that the current size (i.e., eleven directors) allows for effective committee organization and facilitates efficient meetings and decision making.

In July 2019, the Governance Committee recommended and the Board nominated each director nominee for election to the Board of Directors.

Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment, and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical, and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners, and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These factors include: the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly-traded company in today’s business environment; understanding of Kraft Heinz’s businesses and markets; professional expertise and educational background; and other factors that promote diversity of views and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Heinz responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.

Diversity

The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience on the Board, the Governance Committee believes that diversity offers a significant benefit to the Board and Kraft Heinz, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions, and areas of expertise important to our operations, including manufacturing, marketing, technology, finance, and accounting. As discussed below under “— Individual Skills and Experience,” the director nominees have varied experiences, backgrounds, and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners, and consumers.

Individual Skills and Experience

When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole and works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills, and potential conflicts of interest. Additionally, the Governance Committee conducts an annual evaluation of the Board to assess the experience, skills, qualifications, diversity, and contributions of each individual and of the Board as a whole. The Governance Committee regularly communicates with the Board to identify characteristics, professional experience, and areas of expertise that will help meet specific Board needs.

The Board believes that all the director nominees are highly qualified. As the biographies below show, the director nominees have significant leadership and professional experience, knowledge, and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences, and backgrounds. All director nominees satisfy the criteria set forth in our Guidelines.

As previously disclosed, Marcel Hermann Telles decided to retire from the Board. His retirement became effective on June 12, 2019. In addition, the Board elected Mr. Castro-Neves, effective June 12, 2019, and appointed him to the Compensation Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Operations and Strategy Committee, effective June 12, 2019. Mr. Castro-Neves was recommended by another Board member.

The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. Each director nominee is standing for election as director to hold office for a one-year term expiring at the 2020 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of July 15, 2019, including information about each director’s professional experience, public company directorships held, and qualifications.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.

Gregory E. Abel, age 57, has served on our Board since July 2015 and previously served on the Heinz board from June 2013 to July 2015. Since January 2018, Mr. Abel has served as Vice Chairman, Non-Insurance Operations and Director of Berkshire Hathaway Inc., a diversified holding company. Mr. Abel is Executive Chairman of the Board of Berkshire Hathaway Energy Company. He previously served as Chairman of Berkshire Hathaway Energy Company since 2011 and Chief Executive Officer and President since 2008 and 1998, respectively. Berkshire Hathaway Energy Company is a diversified global holding company that owns subsidiaries principally engaged in energy businesses in the United States, Canada, Great Britain and the Philippines. Mr. Abel serves as Director of HomeServices of America, Inc., a residential real estate brokerage firm, as Director and Vice Chairman of Associated Electric & Gas Insurance Services, Inc., a managing general agent for a mutual insurance company, and as Director for AEGIS London, which operates AEGIS’ Syndicate 1225 at Lloyd’s of London.

Mr. Abel has experience as chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board with strong regulatory and operational skills, including international experience.

Alexandre Behring, age 52, has served on our Board as Chairman since July 2015 and previously served as Chairman of the Heinz board from June 2013 to July 2015. Mr. Behring is a Founding Partner and has been Managing Partner and a board member of 3G Capital, a global investment firm, since 2004. He also has served as the Executive Chairman of the Board of Directors of Restaurant Brands International Inc. (“RBI”), the parent company of Burger King, Popeyes, and Tim Hortons, quick service restaurant companies, since December 2014. Previously, he had served on the Board of Directors of Burger King Worldwide, Inc. and its predecessor as Chairman from October 2010 until December 2014. Mr. Behring also served as a Director of AB InBev, a multinational drink and brewing holdings company, from April 2014 to April 2019. Previously, Mr. Behring spent 10 years at GP Investments, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He served as a Director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a Director of CSX Corporation, a U.S. rail-based transportation company.

Mr. Behring’s extensive leadership experience in developing and operating both public and private companies brings an important perspective and ability to lead and motivate. Mr. Behring’s qualifications and operational, financial, logistics, and strategic skills strengthen the Board’s collective knowledge and capacities.

Joao M. Castro-Neves, age 52, has served on our Board since June 2019. He has been a partner with 3G Capital since July 2018. Previously, Mr. Castro-Neves served as Chief Executive Officer of Anheuser-Busch,

AB InBev’s North American unit, and Zone President, North America of AB InBev, from January 2015 until December 2017. Mr. Castro-Neves joined Companhia de Bebidas das Americas S.A. (“AMBEV”), a predecessor of AB InBev, in 1996 and served in positions of increasing responsibility, including Chief Financial Officer from January 2005 until December 2006 and Chief Executive Officer from January 2009 until December 2014. He has also served as Chief Executive Officer of Quilmes Industrial S.A., a subsidiary of AMBEV based in Argentina, from January 2007 until December 2008. Mr. Castro-Neves is also a director of RBI.

The Board has elected Mr. Castro-Neves because of his extensive experience in the consumer goods industry in his various positions with AB InBev as well as his public company directorship experience at RBI. In addition, when electing him, the Board considered his knowledge of strategy, finance, operations, mergers and acquisitions, and business development.

Tracy Britt Cool, age 34, has served on our Board since July 2015 and previously served on the Heinz board from June 2013 to July 2015. Ms. Cool has served as Chief Executive Officer of The Pampered Chef, a direct seller of high-quality cooking tools, since November 2014. Ms. Cool has been with Berkshire Hathaway, The Pampered Chef’s parent company, since she joined in December 2009 as Financial Assistant to the Chairman. Ms. Cool is currently the Chairman of Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings, Chairman of Larson-Juhl, a manufacturer and distributor of wood and metal framing products, and Chairman of Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys, and novelties. Ms. Cool is also a director of Blue Apron Holdings, Inc., an ingredient-and-recipe meal kit service.

Ms. Cool’s background as a senior leader of several consumer product companies provides her with a strong fundamental understanding related to our business. She also brings important insight into financial, marketing, product development, and other complex subjects.

John T. Cahill, age 62, has served on our Board as Vice Chairman since July 2015, prior to which he had served as Chairman and Chief Executive Officer of Kraft since December 2014. Mr. Cahill previously served as Kraft’s non-executive Chairman from March 2014 to December 2014. Prior to that, he served as Kraft’s Executive Chairman since October 2012. Mr. Cahill joined Mondelēz International, Inc. (“Mondelēz International”), a food and beverage company and Kraft’s former parent, in January 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the spin-off of Kraft from Mondelēz International in October 2012. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as Lead Independent Director of American Airlines Group and is also a director at Colgate-Palmolive Company and a former director of Kraft and Legg Mason, Inc.

Mr. Cahill has extensive experience in the food and beverage industry, having served as Chairman and Chief Executive Officer of Kraft and in various key roles at other food and beverage companies. Mr. Cahill brings global leadership, operating, marketing, and product development experience, as well as insight into corporate governance, accounting, and financial subjects.

Feroz Dewan, age 42, has served on our Board since October 2016. Mr. Dewan is CEO of Arena Holdings Management LLC, an investment holding company. Previously, Mr. Dewan has served in several positions with Tiger Global Management, an investment firm with approximately $20 billion under management across public and private equity funds, from 2003 to 2015, including most recently as Head of Public Equities. He also served as a Private Equity Associate at Silver Lake Partners, a private equity firm focused on leveraged buyout and growth capital investments in technology, technology-enabled, and related industries, from 2002 to 2003. Mr. Dewan has served as a Director of Fortive Corporation, a diversified industrial growth company, since July 2016.

Mr. Dewan has experience with technology and technology-related companies, including extensive experience in valuation, investments, financial reporting, capital allocation, operational oversight, and corporate governance.

Jeanne P. Jackson, age 67, has served on our Board since July 2015 and previously served on the Kraft Board of Directors from October 2012 to July 2015. Ms. Jackson served as President and Strategic Advisor, of NIKE, Inc., a designer, marketer, and distributor of athletic footwear, equipment, and accessories from June 2016 to August 2017, President, Product and Merchandising from July 2013 until April 2016, and President, Direct to Consumer from 2009 until July 2013. Prior to that, she founded and served as the Chief Executive Officer of MSP Capital, a private investment company, from 2002 to 2009, a role she returned to after retiring from NIKE, Inc. Before MSP, she served as Chief Executive Officer of Walmart.com, a private eCommerce enterprise, from 2000 to 2002. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue, and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company, a mass media company. Ms. Jackson currently serves as a director of Delta Airlines, Inc. and Monster Beverage Corporation and was formerly a director of Kraft. On May 23, 2019, Ms. Jackson retired from the board of McDonald’s, Inc.

As a former senior executive with several major consumer retailers and service as audit committee member of several public companies, Ms. Jackson brings knowledge of accounting and financial subjects as well as leadership, operating, and marketing experience.

Jorge Paulo Lemann, age 79, has served on our Board since July 2015 and previously served on the Heinz board from June 2013 to July 2015. Mr. Lemann is a Founding Partner and has been a board member of 3G Capital since 2004. Mr. Lemann founded and was Senior Partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange and formerly a Director of AB InBev. Mr. Lemann has been a member of JP Morgan International Council since 2012.

Mr. Lemann has experience as a director of a consumer products company and has strong international experience in the beverage industry. He also has broad knowledge of strategy, financial, investing, and business development.

John C. Pope, age 70, has served on our Board since July 2015 and previously served on the Kraft Board of Directors from August 2012 to July 2015. Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since 1994. Mr. Pope also serves as Chairman of the board of R.R. Donnelley and Sons Co., a marketing and business communication company, since May 2014, and from November 2004 to December 2011, he served as Chairman of the board of Waste Management, Inc., a provider of comprehensive waste management services. Mr. Pope also served as Chairman of the board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. Mr. Pope is currently Chairman of the board of R.R. Donnelley and Sons Co. and a director of Talgo S.A., a railcar manufacturer, and Waste Management, Inc. Mr. Pope was formerly a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., Kraft, Mondelēz International, and Navistar International Corporation.

Mr. Pope has served as Chairman of a financial management firm and in several key leadership roles at global companies, including as Chief Financial Officer. Combined with his experience as an audit committee member of several public companies, Mr. Pope brings accounting and financial expertise, as well as leadership, operating, marketing, and international experience.

Alexandre Van Damme, age 57, has served on our Board since April 2018 and has served as a member of the board of RBI since December 2014. He previously served on the board of Burger King Worldwide, Inc. and its predecessor from December 2011 to December 2014. Mr. Van Damme has served as a member of the Board of Directors of AB InBev since 1992. He held various operational positions within Interbrew, a large Belgian-based brewing company until 1991. Mr. Van Damme was also a board member of Jacobs Douwe Egberts B.V., a global coffee and tea company, and its subsidiary Keurig Green Mountain through May 2018. He is also a director of DKMS, the largest bone marrow donor center in the world.

Mr. Van Damme’s long-term leadership at a large brewing company that is a major consumer brand gives him valuable expertise in business development, supply chain management, marketing, finance, risk assessment, and strategy.

George Zoghbi, age 52, has served on our Board since April 2018 and currently serves as a Special Advisor at Kraft Heinz, a role to which he transitioned in October 2017 after having served as our Chief Operating Officer of the U.S. Commercial business since the 2015 Merger. Mr. Zoghbi previously held key leadership roles at Kraft, including Chief Operating Officer from February 2015 until the 2015 Merger and, before that, as Vice Chairman, Operations, R&D, Sales and Strategy from June 2014 until February 2015, Executive Vice President and President, Cheese & Dairy and Exports from February 2013 until June 2014, and Executive Vice President and President, Cheese and Dairy from October 2012 to February 2013. Prior to that, he served as President, Cheese and Dairy at Mondelēz International. Prior to joining Kraft in 2007, Mr. Zoghbi held a number of roles with Fonterra Cooperative, a multinational dairy cooperative, and Associated British Foods, a multinational food processor and retailer. Mr. Zoghbi currently serves as a director of Brambles Limited, a global supply chain logistics company.

Mr. Zoghbi has a comprehensive understanding of, and a unique perspective on, the Kraft Heinz business and the food and beverage markets from his distinguished career at Kraft Heinz and Kraft. He served a key leadership role during the integration of Kraft and Heinz and has extensive experience of delivering on innovation, renovation, and new consumer trends.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. We currently conduct this non-binding vote to approve executive compensation annually, and the next non-binding vote to approve executive compensation will take place that the 2020 Annual Meeting of Stockholders.

As described in detail in the CD&A, our executive compensation programs are designed to attract, retain, and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We believe that our compensation program effectively aligns the interests of employees and stockholders and rewards superior financial and operational performance. Please read the CD&A beginning on page 36 and “Executive Compensation Tables” beginning on page 44 for specific details about our executive compensation programs. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Heinz, our Compensation Committee, or our Board. However, our Board and Compensation Committee value our stockholders’ opinions and will evaluate the results of this vote.

At our 2018 annual meeting of stockholders, the compensation of our named executive officers was approved by approximately 97% of the votes cast, and we did not make any changes to our executive compensation program directly in response to this advisory vote. Based on this vote as well as input from and discussions with our stockholders, we believe our stockholders support our overall compensation principles, programs, and practices.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that Kraft Heinz’s stockholders approve, on an advisory basis, the compensation paid to Kraft Heinz’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables, and related narrative discussion.”

The Board recommends a vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.

PROPOSAL 3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors is responsible for the appointment, compensation, oversight, retention, and termination of our independent auditors. Pursuant to its charter, the Audit Committee has authority to approve all audit engagement fees to be paid to the independent auditors. The Audit Committee selected PwC, a registered public accounting firm, as our independent auditors for 2019.

The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of PwC as our independent auditors. The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent auditors for 2019 is in the best interests of Kraft Heinz and its stockholders. The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Heinz’s and our stockholders’ best interests.

PwC has served as our independent auditors since 2015, and had served as Heinz’s (and its predecessors’) independent auditors prior to the 2015 Merger since 1979. We expect that representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and PwC’s aggregate fees for fiscal years 2018 and 2017, can be found below under “Board Committees and Membership — Audit Committee.”

The Board and Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Heinz’s independent auditors for 2019.

CORPORATE GOVERNANCE AND BOARD MATTERS

GOVERNANCE GUIDELINES AND CODES OF CONDUCT

Corporate Governance Guidelines

The Guidelines articulate our governance philosophy, practices, and policies in a range of areas, including: the Board’s role and responsibilities; the composition and structure of the Board; the establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Guidelines annually and recommends any changes to the Board.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have a written Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”) that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;
•	due care, diligence, and loyalty;
•	confidentiality of our proprietary information;
•	compliance with applicable laws, rules, and regulations, including insider trading compliance; and
•	accountability for adherence to the Directors Ethics Code and prompt internal reporting of violations.

Annually, each non-employee director acknowledges in writing that he or she has received, reviewed, and understands the Directors Ethics Code. We also have a written Code of Conduct for employees (the “Code of Conduct”). The Code of Conduct includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. We will disclose in the Corporate Governance section of our Web site (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

Our Web site contains the Guidelines, our Board committee charters, the Code of Conduct, and the Directors Ethics Code. To view these documents, go to http://ir.kraftheinzcompany.com and click on “Corporate Governance.” We will promptly deliver free of charge, upon request, a copy of the Guidelines, the Board committee charters, the Code of Conduct, or the Directors Ethics Code to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

KEY CORPORATE GOVERNANCE PRACTICES

We have adopted a number of corporate governance practices to promote and enhance the Board’s independent leadership, accountability, and oversight:

•	Leadership Structure. We have an independent Chairman of the Board, separate from our Chief Executive Officer. No member of our management serves on the Board.

•

Executive Sessions. At each Board meeting, our directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Heinz, including any matters regarding management.

•

Special Meetings of the Board. Our Amended and Restated By-Laws (the “By-Laws”) allow the Chief Executive Officer, the Chairman, or the majority of directors then in office, or the Vice Chairman or the chair of any committee with the support of at least two other directors, to call special meetings of the Board.

•	Annual Performance Evaluation. The Governance Committee develops and oversees an annual evaluation process for the Board.

•	Special Meetings of Stockholders. Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders.

•

Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.

BOARD LEADERSHIP STRUCTURE

The Board has an independent Chairman, Mr. Behring, and a Vice Chairman, Mr. Cahill. The Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership, and encouraging open communications. The Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion.

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Under the Guidelines, the Board has adopted a general view that it is not necessary for a member of management to serve as a director, however, from time to time, the Board may determine that it is appropriate to nominate members of management to the Board, including the Chief Executive Officer. Our current Chief Executive Officer is not a member of our Board. The Board will periodically evaluate our leadership structure to determine what structure is in our best interests at the time based on our particular circumstances. The Board believes that its decision on leadership structure should be based on the particular composition of the Board (including the tenure and skill sets of the individual directors and the Board as a whole) and the needs and opportunities of Kraft Heinz over time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board considers various factors, including our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board annual self-evaluations, advantages and disadvantages of alternative leadership structures, and our corporate governance practices generally. For these reasons, the Board currently believes that its leadership structure is appropriate.

INDEPENDENCE AND RELATED PERSON TRANSACTIONS

Independence Determinations

The Guidelines require that a majority of the directors meet Nasdaq listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Heinz that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The Board determined that, under the Nasdaq listing standards, the following director nominees are independent: Mr. Abel, Mr. Behring, Ms. Cool, Mr. Dewan, Ms. Jackson, Mr. Lemann, Mr. Pope, Mr. Castro-Neves, and Mr. Van Damme. Warren Buffett and Mackey McDonald, who retired from Board service in 2018, and Marcel Herrmann Telles, who retired from the Board, effective on June 12, 2019, were also determined to be independent during the periods they served. Mr. Cahill, the former Chief Executive Officer of Kraft and a former consultant to Kraft Heinz, and George Zoghbi, our former Chief

Operating Officer of the U.S. Commercial business and Special Advisor at Kraft Heinz, are not independent. In conducting its evaluations of Mr. Abel, Mr. Buffett, and Ms. Cool, the Board considered each individual’s affiliation with Berkshire Hathaway, which held approximately 27% of our outstanding common stock as of July 15, 2019, and its subsidiaries.

Similarly, in conducting its evaluations of Mr. Behring, Mr. Lemann, Mr. Castro-Neves, and Mr. Telles, the Board considered each individual’s affiliation with 3G Capital, which held approximately 22% of our outstanding common stock as of July 15, 2019, and its subsidiaries. The Board also considered the service of Messrs. Behring, Castro-Neves, and Van Damme on the Board of Directors of RBI, a company in which 3G Capital invests and the parent company of Burger King and Tim Hortons, quick service restaurant companies that purchase certain of our products and conduct certain brand sponsorship and marketing activities for us, in conducting its evaluations of them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval, or ratification of “related person transactions.” A “related person transaction” is one in which Kraft Heinz is a participant, the amount involved exceeds $120,000, and any “related person” had, has, or will have a direct or indirect material interest. In general, “related persons” include our directors, executive officers, and 5% stockholders and their immediate family members. In accordance with this policy, the Governance Committee reviews transactions that might qualify as “related person transactions.” If the Governance Committee determines that a transaction qualifies as a “related person transaction,” then the Governance Committee reviews, and approves, disapproves, or ratifies the “related person transaction.” The Governance Committee approves or ratifies only those “related person transactions” that are fair and reasonable to Kraft Heinz and in our and our stockholders’ best interests. Any member of the Governance Committee who is a “related person” with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee (or the Chair of the Audit Committee if the chair of the Governance Committee is a “related person” with respect to the transaction under review) will review and approve or ratify potential “related person transactions” when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the Nasdaq listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.

Registration Rights Agreement

In connection with the 2015 Merger, we entered into a registration rights agreement with 3G Global Food Holdings and Berkshire Hathaway. Pursuant to the registration rights agreement, we granted 3G Global Food Holdings and Berkshire Hathaway registration rights with respect to the shares of Kraft Heinz common stock held by 3G Global Food Holdings and Berkshire Hathaway as of the date of the closing of the 2015 Merger, representing shares of Kraft Heinz common stock acquired from Heinz in connection with the 2015 Merger and/or immediately prior to the 2015 Merger pursuant to a warrant. The registration rights only apply to registrable shares and not shares of Kraft Heinz common stock subsequently acquired by either party. These rights include demand registration rights, shelf registration rights, and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. We generally will bear all fees, costs, and expenses related to registrations, other than underwriting discounts and commissions attributable to the sale of shares of Kraft Heinz common stock by 3G Global Food Holdings and Berkshire Hathaway, as applicable.

Demand Registration Rights

The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway demand registration rights. We will be required, upon the written request of 3G Global Food Holdings or Berkshire Hathaway, to file a registration statement pursuant to its demand rights under the registration rights agreement, as promptly as practicable and to use our reasonable best efforts to effect registration of shares of Kraft Heinz common stock requested to be registered by 3G Global Food Holdings or Berkshire Hathaway, subject to certain exceptions. Each of 3G Global Food Holdings and Berkshire Hathaway may request up to three demand registrations in the aggregate.

Shelf Registration Rights

The registration rights agreement also grants each of 3G Global Food Holdings and Berkshire Hathaway shelf registration rights. Subject to our eligibility to use a Registration Statement on Form S-3, each of 3G Global Food Holdings and Berkshire Hathaway may request that we file a shelf registration statement with respect to some or all of its shares of Kraft Heinz common stock, and, upon such request, we are required to file such registration statement promptly as practicable, subject to certain exceptions.

“Piggyback” Registration Rights

The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, each of 3G Global Food Holdings and Berkshire Hathaway will be entitled, subject to certain exceptions, to include its shares of common stock in the registration.

Holdback Periods

Notwithstanding the registration rights described above, if there is an offering of shares of Kraft Heinz and the managing underwriters for the offering advise us that a public sale or distribution of shares outside the offering would adversely affect the offering, then, if requested, each of 3G Global Food Holdings and Berkshire Hathaway will not dispose of, or request the registration of, any registrable shares for a certain period, which we refer to as a holdback period. The holdback period will begin on the 10th day before the pricing date of the offering and extend for either (i) 120 days or (ii) an earlier date, if designated by the managing underwriters.

Suspension Periods

In addition, we may delay or suspend the filing, effectiveness, or use of a registration statement for a certain period, which we refer to as a suspension period, if we determine that (i) proceeding with the use or effectiveness of the registration statement would require us to disclose material non-public information and the disclosure of that information at that time would not be in our best interests or (ii) the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect us or delay or otherwise materially adversely affect the success of any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information, or any other reason. During any calendar year, there will not be more than two suspension periods and the aggregate number of days included in all suspension periods in that year will not exceed 119 days.

Shareholders’ Agreement

In connection with the 2015 Merger, 3G Global Food Holdings and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them as of the date of closing of the 2015 Merger, with respect to supporting certain directors who are designated by either 3G Global Food Holdings or Berkshire Hathaway. Pursuant to the

shareholders’ agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the 2015 Merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by Berkshire Hathaway and not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway agrees that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the 2015 Merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by 3G Global Food Holdings and not take any action to remove such designees without 3G Global Food Holdings’ consent. The shareholders’ agreement provides that each party’s foregoing rights and obligations will step down upon specified reductions in ownership below the 66% threshold described above by either 3G Global Food Holdings or Berkshire Hathaway and their respective affiliates, as applicable.

Consulting Agreement

On November 2, 2017, we entered into a consulting agreement with Mr. Cahill pursuant to which he provided advisory and consulting services to us related to then-current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill’s advisory and consulting arrangement terminated on July 1, 2019. Payments to Mr. Cahill under the consulting agreement are disclosed in the “All Other Compensation” column of 2018 Non-Employee Director Compensation Table below. Previously, Mr. Cahill had provided similar services under a consulting agreement entered into following the 2015 Merger, which had expired in July 2017.

Compensation Arrangement

Effective January 1, 2017, the Company entered into an offer letter (the “Offer Letter”) with Mr. Zoghbi in order to incent Mr. Zoghbi to extend his service with the Company past January 1, 2017, after a retention bonus pursuant to a prior offer letter entered into upon the closing of the 2015 Merger had been earned. Under the Offer Letter, Mr. Zoghbi: (i) was paid a base salary of $850,000; (ii) agreed to a 2017 target annual incentive award opportunity of 200% (with a maximum bonus multiplier of 130%); and (iii) was granted a long-term equity incentive award. The long-term equity incentive award was composed of (i) RSUs, which cliff vest after three years, and (ii) PSUs, which cliff vest after three years based on the achievement of U.S. sales growth targets and U.S. Adjusted EBITDA growth targets. The Offer Letter also eliminated the Section 280G gross-up rights that Mr. Zoghbi had been granted by Kraft compensation plans prior to the 2015 Merger. In October 2017, Mr. Zoghbi transitioned from his role as President of the U.S. Commercial business to his role as Special Advisor. As previously disclosed, Mr. Zoghbi was not eligible under the Offer Letter for an annual incentive award in 2018 based on 2017 performance. For as long as Mr. Zoghbi continues to serve as a Special Advisor at Kraft Heinz, it is anticipated that he will not receive compensation for his services as a director. Effective July 1, 2019, Mr. Zoghbi’s base salary was reduced to $400,000.

OVERSIGHT OF RISK MANAGEMENT

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting, and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing, and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. The Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk, including Kraft Heinz’s major financial risk exposures and the steps taken to monitor and control those exposures. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies, and processes utilized in our Strategic Enterprise Risk Management (“SERM”) approach. Our SERM approach is an ongoing process effected at all levels of our operations and across business units and functions to identify, assess, monitor, manage, and mitigate risk, including risks relating to cybersecurity issues. The SERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance, and the information gathered through the approach. The Audit Committee annually reviews the SERM approach, as well as the results of the annual SERM assessment.

Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board, or another committee of the Board, or it retains those responsibilities, as appropriate. Management provides reports to the Board, the Audit Committee, or other appropriate committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control, and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The Audit Committee or other appropriate committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to the SERM approach, the Board and each committee review and assess risks related to our business and operations throughout the year. For example, the Board frequently discusses our strategic plans, issues, and opportunities in light of circumstances in the food and beverage industry and the global economic environment. In addition, as discussed under “Board Committees and Membership —Compensation Committee — Analysis of Risk in the Compensation Architecture” below, the Compensation Committee oversees an evaluation of our compensation structure’s impact on risk taking and risk mitigation.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the Reporting Persons with respect to the fiscal year ended December 29, 2018, we believe that all filing requirements were complied with in a timely manner, except in two instances where Form 4s were inadvertently filed late on behalf of two directors to report certain transactions as follows: (i) in April 2018, to report three purchases of shares that were executed by the broker of one of our former directors, Mackey McDonald, on Mr. McDonald’s behalf without his knowledge or direction; and (ii) in June 2019, to report one transaction relating to the transfer of certain shares held in a trust for the benefit of Mr. Pope’s three adult children as a result of their election to exercise control over such shares in accordance with the terms of the trust that held these shares.

COMMUNICATIONS WITH THE BOARD

Information for stockholders and other parties interested in communicating with the Chairman, the Board, or our independent directors, individually or as a group, is included in our Guidelines which are available on our Web site at http://ir.kraftheinzcompany.com/corporate-governance. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries, and consumer complaints, to the appropriate Kraft Heinz executive or employee. Our Corporate Secretary does not forward solicitations, junk mail, and obviously frivolous or inappropriate communications.

MEETING ATTENDANCE

We expect directors to attend all Board meetings and meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held five meetings in fiscal year 2018 and the standing committees of the Board held a total of 15 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal year 2018. Directors are invited, but are not required, to attend the Annual Meeting of Stockholders. At our 2018 Annual Meeting of Stockholders, none of our directors attended in person.

BOARD COMMITTEES AND MEMBERSHIP

COMMITTEE MEMBERSHIP

Our Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board currently has four standing committees: Audit, Compensation, Governance and Operations and Strategy. The Operations and Strategy Committee was formed on June 5, 2019. The Board has a written charter for each standing committee, which sets forth each committee’s roles and responsibilities. These charters are available on our Web site as discussed above under “Corporate Governance and Board Matters — Governance Guidelines and Codes of Conduct — Corporate Governance Materials Available on Our Web Site.” The following table lists the current committee membership and the number of meetings held by each committee in 2018 (if applicable):

Director	Audit	Compensation	Governance	Operations and Strategy
Alexandre Behring (Chairman)		X	Chair	X
John T. Cahill (Vice Chairman)				Chair
Gregory E. Abel				X
Joao M. Castro-Neves		Chair	X	X
Tracy Britt Cool		X
Feroz Dewan	X
Jeanne P. Jackson	X		X	X
Jorge Paulo Lemann		X	X
John C. Pope	Chair	X	X
Alexandre Van Damme			X
George Zoghbi

Meetings in 2018	10	2	3	—*

* Since the Operations and Strategy Committee was formed on June 5, 2019, it did not hold any meetings in 2018.

AUDIT COMMITTEE

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence, and performance. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ retention, termination, qualifications, independence, and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and financial strategy; and

•	our guidelines and policies that govern the processes by which we assess and manage risk.

The Audit Committee reviews and discusses with our independent auditors their audit procedures, including the audit plan and its scope with respect to Kraft Heinz’s consolidated financial statements, as well as annually reviews their independence and performance. In addition, the Audit Committee regularly meets with the independent auditors without management present at their in-person meetings. The Audit Committee also selects the lead audit engagement partner and considers regular rotation of the lead partner(s) as required by law or otherwise appropriate.

The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of Nasdaq, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements. In addition, the Board has determined that Ms. Jackson and Mr. Pope are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in 2018 from us other than compensation for service as a director.

The Audit Committee has established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing. To report such matters, please contact us at www.KraftHeinzEthics.com.

Audit Committee Report for the Year Ended December 29, 2018

To our Stockholders:

Management has primary responsibility for Kraft Heinz’s financial statements and the reporting process, including the systems of internal control over financial reporting. The role of the Audit Committee of the Kraft Heinz Board of Directors is to oversee Kraft Heinz’s accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:

•   The integrity of Kraft Heinz’s financial statements and Kraft Heinz’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the company’s assets;

•   Kraft Heinz’s compliance with legal and regulatory requirements;

•   Kraft Heinz’s independent auditors’ qualifications, independence, and performance;

•   The performance of Kraft Heinz’s internal auditors and the internal audit function;

•   Kraft Heinz’s financial matters and financial strategy; and

•   Kraft Heinz’s guidelines and policies with respect to risk assessment and risk management.

Our duties include overseeing Kraft Heinz’s management, the internal audit department, and the independent auditors in their performance of the following functions, for which they are responsible:

Management

•   Preparing Kraft Heinz’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);

•   Establishing and assessing effective financial reporting systems and internal controls and procedures; and

•   Reporting on the effectiveness of Kraft Heinz’s internal control over financial reporting.

Internal Audit Department

•   Independently assessing management’s system of internal controls and procedures; and

•   Reporting on the effectiveness of that system.

Independent Auditors

•   Auditing Kraft Heinz’s financial statements;

•   Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•   Auditing the effectiveness of Kraft Heinz’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditors, and the independent auditors, among other things, to:

•   Discuss the quality of Kraft Heinz’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•   Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management’s responses; and

•   Review the overall scope and plans for the current audits by the internal audit department and the independent auditors.

Prior to Kraft Heinz’s filing of its Annual Report on Form 10-K for the year ended December 29, 2018, with the SEC, we also:

•   Reviewed and discussed the audited financial statements with management;

•   Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•   Discussed with the independent auditors their evaluation of the accounting principles, practices, and judgments applied by management;

•   Discussed all other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•   Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Heinz that may bear on the independent auditors’ independence; and

•   Discussed with the independent auditors their independence from Kraft Heinz, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence and (ii) Kraft Heinz’s and the Audit Committee’s policies.

We also oversaw the Company’s internal investigation into the procurement area and related matters following the receipt of a subpoena from the SEC in October 2018. See Question 18 on page 59 of the Proxy Statement for additional information.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Heinz’s Annual Report on Form 10-K for the year ended December 29, 2018 which was filed with the SEC on June 7, 2019.

Audit Committee:

John C. Pope, Chair

Feroz Dewan

Jeanne P. Jackson

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, or the Exchange Act, except to the extent that Kraft Heinz specifically incorporates it by reference in such filing.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committee’s policy also requires management to report at Audit Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service. The Audit Committee reviews this policy annually.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Audit Committee meeting, the Audit Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

During fiscal year 2018, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PwC, for fiscal years 2018 and 2017 are set forth in the table below (in thousands).

	Fiscal Year Ended December 29, 2018	Fiscal Year Ended December 30, 2017
Audit Fees	$19,234	$9,353
Audit-Related Fees	442	401
Tax Fees	1,171	1,009
All Other Fees	46	5

Total	$20,893	$10,768

•

“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of certain of our affiliates, and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). The increase from 2017 to 2018 primarily related to audit overruns associated with the procurement investigation, restatement, and impairment of goodwill and intangible assets.

•	“Audit-Related Fees” include professional services in connection with accounting consultations and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” consist principally of software license fees related to research and benchmarking.

All fees above include out-of-pocket expenses.

GOVERNANCE COMMITTEE

The Board determined that all of the Governance Committee members are independent within the meaning of the Nasdaq listing standards. The Governance Committee’s responsibilities include, among others:

•

identifying qualified individuals for Board membership consistent with Board-approved criteria, including reviewing the qualifications of candidates for director suggested by Board members, stockholders, management, and others in accordance such criteria;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•

making recommendations to our Board as to nominees for election or re-election to the Board, candidates to be appointed to the Board as necessary to fill vacancies and newly-created directorship, directors’ independence and related person transactions;

•	recommending to our Board the appropriate size, function, needs, structure, and composition of our Board and its committees, including regarding the frequency and content of Board meetings;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	evaluating any Compensation Committee interlocks among Board members and executive officers;

•	monitoring directors’ compliance with Kraft Heinz’s stock ownership guidelines;

•	developing and recommending to our Board and overseeing an annual self-evaluation process for our Board;

•	administering and reviewing the Directors Ethics Code and recommending changes to the Board; and

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines.

The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Company Proposals — Proposal 1. Election of Directors — Director Qualifications,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.

For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2020 Annual Meeting of Stockholders” in this Proxy Statement.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the Compensation Committee during fiscal year 2018—Alexandre Behring, Mackey McDonald, Jorge Paulo Lemann and Marcel Hermann Telles—are independent within the meaning of the Nasdaq listing standards. No member of the Compensation Committee is a current, or during fiscal year 2018 was, a former, officer, or employee of Heinz, Kraft, Kraft Heinz, or any of their subsidiaries. During fiscal year 2018, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of “related person transactions” (for a description of our policy on “related person transactions,” see “Corporate Governance and Board Matters — Independence and Related Person Transactions” in this Proxy Statement). During fiscal year 2018, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Responsibilities

The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

•

establishing, reviewing, approving, and administering our compensation and benefits policies generally (subject, if required by applicable law, stock exchange requirements or our charter documents, to stockholder approval), including establishing, reviewing, and making recommendations with respect to any incentive compensation and equity-based plans of the Company that are subject to Board approval;

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•

reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation, including perquisites;

•	reviewing management’s recommendations for, and determining and approving the compensation of, our executive officers and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards, and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•

making recommendations to the Board with respect to incentive plans requiring stockholder approval, and approving eligibility for and the design of executive compensation programs implemented under stockholder-approved plans;

•	reviewing our compensation policies and practices for employees, including executive and non-executive officers, as they relate to our risk management practices and risk-taking incentives;

•	in consultation with the Chief Executive Officer, periodically reviewing the Company’s management succession planning for our Chief Executive Officer and his executive direct reports;

•	monitoring compliance of our executive officers with stock ownership guidelines;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of non-employee directors for service on our Board and its committees;

•

reviewing and discussing with management our say on pay voting results (including recommending to the Board any action Kraft Heinz should take in response to the results of such advisory vote), as well as preparing and approving the CD&A and the committee’s report to stockholders for inclusion in our annual proxy statement; and

•	reviewing and approving the implementation and execution of clawback policies that allow Kraft Heinz to recoup compensation paid to executive officers and other employees.

Under the Compensation Committee’s charter, it may delegate any of its responsibilities to the chair, another committee member, or a subcommittee of committee members, unless prohibited by law, regulation, or Nasdaq listing standard.

Compensation Consultant to the Committee

Under the Compensation Committee’s charter, it is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors. The Compensation Committee has not retained a consultant or other advisor.

Analysis of Risk in the Compensation Architecture

Annually, the Compensation Committee evaluates the risk profile of our executive and broad-based employee compensation programs. In its evaluation for fiscal year 2018, the Compensation Committee reviewed our executive compensation structure as well as our overarching compensation systems to determine whether our compensation policies and practices encourage our executive officers or other employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. In addition, Willis Towers Watson advised management with respect to the risk assessment of our Performance Bonus Plan.

As described under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve Kraft Heinz financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. However, certain employees within our procurement organization engaged in misconduct and circumvented controls that included withholding information or directing others to withhold information related to supplier contracts that affected the accounting for certain supplier rebates, incentives, and pricing arrangements, in an attempt to influence the achievement of internal financial targets that became or were perceived to have become increasingly difficult to attain due to changes in our business environment. We are undertaking various remedial efforts outlined in our Annual Report on Form 10-K, filed on June 7, 2019, and expect to revise the Performance Bonus Plan for 2019 to explicitly state applicable penalties such as score and/or percentage reductions and losses, up to and including ineligibility for and forfeiture of payments under the Performance Bonus Plan for misconduct. We also expect to revise the Performance Bonus Plan for 2019 to require that if the aforementioned misconduct is discovered after the payout under the Performance Bonus Plan, we would be entitled to seek equitable relief to recoup the amounts paid, including without limitation disgorgement, in addition to any other remedies under the law.

Compensation Committee Report

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 29, 2018, which was filed with the SEC on June 7, 2019.

Compensation Committee:

Joao M. Castro-Neves, Chair

Alexandre Behring

Tracy Britt Cool

Jorge Paulo Lemann

John C. Pope

OPERATIONS AND STRATEGY COMMITTEE

The Board has determined that the Operations and Strategy Committee, which was dissolved in October 2017, will be re-established as a standing Board committee, effective as of June 5, 2019. The Board appointed Gregory E. Abel, Alexandre Behring, Joao M. Castro-Neves and Jeanne P. Jackson as members of the committee, and appointed John T. Cahill as the chair of the committee.

The Operations and Strategy Committee assists it in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The Operations and Strategy Committee is led by John Cahill, Vice Chairman of the Board, and meets with management regularly to discuss, review and evaluate the development and implementation of our operational objectives and corporate strategy. The Operations and Strategy Committee is comprised of five directors appointed by the Board based on nominations recommended to the Board by our Nominating and Corporate Governance Committee. Based on its review, the committee shares with management the Board’s expectations for the operations of the company and strategic planning process, makes recommendations to management on areas of improvement, and provides other feedback and guidance to management on behalf of the Board. The Operations and Strategy Committee’s responsibilities also include, among others, reviewing and making recommendations to the Board regarding:

•	our corporate strategy, performance, and annual capital plan, as well as certain individual capital projects;

•

the impact of external developments and factors, such as any changes in economic and market conditions, competition in the industry, environmental and safety regulations, federal, state and local regulations and technology, on our corporate strategy and its execution;

•	identification of prospects and opportunities for corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances; and

•	implementation of our corporate strategy through corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances.

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we are including the following shareholder proposals (Proposals 4 and 5), along with the supporting statement of the shareholder proponents. Kraft Heinz is not responsible for any inaccuracies in the shareholder proposal and supporting statement.

The Board recommends that you vote AGAINST such proposals for the reasons set forth in the Kraft Heinz’s Statements in Opposition, which follows each of the Proposals 4 and 5 below.

In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be supplied upon request.

***************************************************************************************************************************

PROPOSAL 4. SHAREHOLDER PROPOSAL – PROTEIN DIVERSIFICATION

WHEREAS: Consumers are eating less meat and demanding more plant proteins—many out of concern for the environment, animal welfare, and/or their own health. Companies with limited exposure to sustainable protein options may face a number of business risks including reputational damage due to changing consumer expectations and a loss of market share to competitors who have more rapidly adapted to an evolving market.

Consider that:

•

In 2018, sales of plant-based meat alternatives increased 24% over the prior year, resulting in $3.3 billion in sales. Conversely, sales of animal-protein products increased only 2% during the same time frame.[i]

•	Segment growth for plant-based products is expected to increase by 7.7% annually over next 5 yearsii and is projected to make up one third of the protein market by 2054.iii

•	70% of omnivores are substituting a non-meat protein in meals at least once per week.iv

Kraft Heinz notes in its 10-K that “The food and beverage industry is highly competitive across all of our product offerings... We may also need to increase or reallocate spending on marketing, retail trade incentives, materials, advertising, and new product innovation to maintain or increase market share.”

Given the competitive marketplace, many competitors are increasingly incorporating plant-based acquisitions and product reformulation within growth strategies. Unilever has a public strategy to offer more plant-based options, highlighted by the reformulation of iconic products such as Hellman’s mayonnaise and Ben & Jerry’s ice cream. Campbell’s has joined the Plant Based Foods Association, a group that works to expand the market for plant-based foods, and CEO Mark Clouse specifically cited plant-based products within the strategy for growth, noting that “Our engagement with consumers inspired us to evolve some of our traditional recipes, and we’ve crafted new products that deliver more whole grains, vegetables, lean protein and plant-based options.”

Currently, Kraft Heinz mentions plant-based protein once within its publicly available materials as a component of the company’s push towards “Better Nutrition”. This page of the sustainability report simply

[i]	https://plantbasedfoods.org/consumer-access/nielsen-data-release-2018/
ii	https://www.alliedmarketresearch.com/press-release/globalmeat-substitute-market.html
iii	https://www.globenewswire.com/news-release/2015/02/24/920807/0/en/Alternative-Proteins-to-Claim-a-Third-of- the-Market-by-2054.html
iv	https://chicagohealthonline.com/shining-light-plant-proteins/

has pictures of products Kraft Heinz produces that fall under the category of plant-based without discussion of the Company’s broader goals and strategies. Kraft Heinz’s portfolio is largely reliant on products with animal-protein bases and has yet to reformulate to offer plant-based alternatives, positioning the firm behind some competitors.

By increasing disclosure regarding Kraft Heinz’s approach toward protein diversification, investors would be better positioned to evaluate the Company’s direction within a rapidly evolving market.

RESOLVED: Shareholders of Kraft Heinz request the Board to issue a report at reasonable cost, omitting confidential information, detailing the Company’s long-term strategy towards protein diversification within its product catalogue.

SUPPORTING STATEMENT: Although we defer to management for the precise contents, investors believe that meaningful disclosure within the report could include:

•	Quantitative metrics detailing the sales of alternative protein products;
•	Details regarding capital allocation for research and development; and
•	How these considerations inform the growth strategy of the Company, including quantitative company-wide goals to diversify protein sources and reformulate existing product offerings.

KRAFT HEINZ’S STATEMENT IN OPPOSITION TO PROPOSAL 4

At The Kraft Heinz Company, we believe in living our Vision – To Be the Best Food Company, Growing a Better World. From our quality controls to the relationships we have with our growers and suppliers, we are committed to responsible business practices extending to every facet of our business, and continuous evaluation to identify better and more sustainable ways to operate.

We believe in making the foods people love even better. Finding ways to improve our products is something we do every day, because consumers should feel good about eating our products and serving them to their families. We remain committed to improving the nutrition and wellness profiles of our products to support consumers’ wants and needs through product renovation, innovation and nutrition resources. Some of our efforts include:

•

Kraft Heinz follows guidelines for nutrition & wellness that focus on ingredients to limit, and will expand these nutrition guidelines globally with a target to achieve 70 percent compliance by 2023. We are also focused on increasing beneficial nutrients/food groups/ingredients and other wellness attributes to give consumers options that support a healthier lifestyle.

•

Kraft Heinz is committed to simplifying our ingredient lines by offering products with no artificial dyes, flavors and/or preservatives, including: Oscar Mayer Hot Dogs, Kraft Macaroni and Cheese, Philadelphia Cream Cheese, Capri Sun Juice Drinks, Polly-O String Cheese, Oscar Mayer Natural Deli Meats, Jell-O Simply Good, and SmartMade meals.

•

We offer a variety of low or reduced-calorie products, including Capri Sun Roarin’ Waters, Sugar-Free Jell-O Desserts, Philadelphia Light Cream Cheese, Kraft Fat-Free Mayonnaise, Fat-Free Miracle Whip, Kraft 2% Milk Cheeses, Kraft Lite and Fat-Free Salad Dressings and lean meat options including Oscar Mayer Lean Beef Hot Dogs and Deli Fresh Honey Smoked Turkey Breast. Additionally, our Smart Ones and SmartMade meals offer balanced options to help manage calories.

With respect to sustainable protein supply chains, we are aware of increasing consumer demand for plant-based protein options, and we continue to invest in and innovate our plant-based protein offerings. One example is through our BOCA brand. Founded in 1979 and acquired by us in 2000, BOCA products have a soy protein base and help consumers who desire meatless alternatives get protein, fiber and other nutrients from a competitively-priced brand. We have helped grow the BOCA business through innovation, redesigned packaging, improved formulas and increased consumer marketing. As a result, we have expanded the line of products from BOCA Meatless Burgers to a diverse family of products, including BOCA Veggie Ground Crumbles, BOCA Chik’n Patties, BOCA Chik’n Nuggets, BOCA Falafel Bites, BOCA Skillet Meals and other various vegan and non-GMO soy options.

Beyond our investment in the BOCA business, we are supporting disruptive innovation to add more convenience, variety, flavor to our portfolio. For example, Springboard, a platform we launched in 2016 to nurture, scale and accelerate growth of disruptive brands, recently graduated its second incubator program class, which includes brands like BRAMI, a freshly marinated Italian lupini bean snack, KA POP!, ancient grain popped chips and Tiny Giants, a plant-based yogurt.

We believe such efforts, as well as those further described in the Kraft Heinz CSR Report published in December 2017, reflect our commitment to improve and diversify our product categories to satisfy a broad spectrum of consumer preferences. Given our public statements, track record and current programs related to diversification of our products, we believe the additional report requested by this stockholder proposal is unnecessary, not in our stockholders’ best interests and redundant to our current practices and initiatives.

For the foregoing reasons, the Board unanimously recommends that you vote AGAINST this proposal.

PROPOSAL 5. SHAREHOLDER PROPOSAL – SYNTHETIC PESTICIDE USE

WHEREAS: Consumer preferences are shifting toward more sustainable food products, including products grown without pesticides. A Consumer Reports survey finds, “[E]ighty-nine percent of people think it is critical to protect the environment from chemicals and 86 percent think it is critical to reduce pesticide exposure .... ”1 A report from the President’s Cancer Panel of the National Institutes of Health linked exposure to pesticides to brain/central nervous system, breast, colon, lung, ovarian, pancreatic, kidney, testicular, and stomach cancers, and Hodgkin and non-Hodgkin lymphoma, multiple myeloma, and soft tissue sarcoma.2 The American Academy of Pediatrics has warned of myriad chronic health risks for children, including “neurodevelopmental or behavioral problems, birth defects, asthma, and cancer.”3 Recent legal decisions have held that the most pervasive and purportedly ‘safe’ pesticide, RoundUp, caused cancer in three separate cases, rocketing the subject of pesticide toxicity into the mainstream.

Pesticides also harm the environment. Environmental consequences from pesticides include reductions in pollinator species critical to the production of food,4 pollution of drinking water sources,5 and destruction of neighboring farmland.6

Reliance on chemical pesticides is unsustainable. Chemical pesticides are a short-term solution to pests, but with long-term consequences. Insects and weeds are quickly developing resistance to pesticides, rendering them ineffective, while toxic residues may remain in the environment for decades.

As public awareness of pesticide harms grows, food manufacturers face increased risk. Environmental and public health organizations are increasingly calling out brands whose products contain pesticide residues. Legal risk is growing dramatically as the number of class action lawsuits regarding pesticide harms proliferate. Regulatory risk is also increasing as local jurisdictions across the country establish tighter restrictions on pesticide use.

Despite these growing risks, Kraft Heinz has not established mechanisms through which it tracks, reports, or reduces the use of synthetic pesticides. In its Materiality Assessment, Kraft Heinz marks sustainable

[1]	https://advocacy.consumerreports.org/wp-content/uploads/2015/08/CR FSASC FromCroptoTablePesticides Mar2015-4.pdf
[2]	https://deainfo.nci.nih.gov/advisory/pcp/annualReports/pcp08-09rpt/PCP Report 08-09 508.pdf
[3]	https://pediatrics.aappublications.org/content/130/6/e1765.full
[4]	https://www. npr.org/2018/09/25/651618685/study-roundup-weed-killer-could-be-linked-to-widespread-bee- deaths
[5]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2946087/
[6]	https://www.npr.org/sections/thesalt/2017/10/07/555872494/a-wayward-weed-killer-divides-farm-communities-harms-wildlife agriculture high in importance to stakeholders and impact to the company, yet it’s reporting is notably silent on the subject of pesticide use.7

In contrast, other major food companies are beginning to address pesticide use:

–	Nearly 100% of U.S. PepsiCo suppliers use the company’s Integrated Pest Management program, which states an aim to reduce the use of synthetic pesticides.[8]
–	General Mills has committed to helping farmers convert 1 million acres of land to regenerative agriculture practices, which promote natural pest control methods.[9]
–	Kellogg’s collects information from its suppliers regarding pesticide use in its annual Grower Survey.[10]

BE IT RESOLVED: Shareholders request that Kraft Heinz Company disclose its actions related to reducing synthetic pesticide use in the company’s agricultural supply chains including any metrics by which the company can demonstrate year-over-year-progress.

KRAFT HEINZ’S STATEMENT IN OPPOSITION TO PROPOSAL 5

At The Kraft Heinz Company, we believe in living our Vision – To Be the Best Food Company, Growing a Better World. From our quality controls to the relationships we have with our growers and suppliers, we are committed to responsible business practices extending to every facet of our business, and continuous evaluation to identify better and more sustainable ways to operate.

When Kraft Heinz was formed in 2015, we prioritized corporate citizenship and sustainability efforts, beginning with materiality assessments to drive our corporate social responsibility (CSR) strategy and goal-setting. We engaged a variety of stakeholders and collected input across many topic areas. Those conversations and subsequent assessments allowed us to identify and carefully consider the environmental and societal issues that are of greatest concern to our stakeholders and could have an impact on the long-term success of our business.

The safety of the foods we make is our top priority. As a globally-trusted producer of delicious foods, we implement a consistent, comprehensive food safety management process across our global supply chain to ensure our food is manufactured safely, complies with local regulations and meets or exceeds the quality standards we’ve set for our products, including the responsible use of pesticides.

We understand consumers and other stakeholders are increasingly interested in learning more about pesticide use in the global food supply. In today’s global agriculture system, farmers use pesticides for a variety of reasons, including to manage risk to crop yield and quality. Improving crop yield can help ensure sustainable, reliable and affordable access to food, and reduce unnecessary food waste.

Our growers and suppliers are expected to follow all local regulations with respect to pesticides, and acceptable limits in finished products – including those that are organically-grown – are governed by local authoritative bodies. Our Kraft Heinz Quality Risk Management Process ensures our products comply with all regulatory limits and are safe for our consumers to enjoy.

For further information on our sustainability initiatives and goals, please refer to the Kraft Heinz CSR Report and a dedicated section of our Web site on sustainability at http://www.kraftheinzcompany.com/sustainability.html.

We report on a wide range of critical environmental, social and governance issues impacting our business and believe that focusing a disproportionate amount of time and resources on a single issue detracts from

[7]	http://www.kraftheinzcompany.com/pdf/KHC CSR 2017 Full.pdf
[8]	https:/www.pepsico.com/sustainability/pesticides
[9]	https://www.generalmills.com/en/Responsibility/Sustainability/Regenerative-agriculture
[10]	http://www.openforbreakfast.com/en US/content/sustainability/good-to-grow.html our ability to provide a complete picture of our performance on sustainability. We also believe Kraft Heinz should have the flexibility to further develop its policies and practices in a manner we consider to be the most effective and efficient, and we believe our existing public disclosures appropriately focus on issues in areas where we can make the greatest impact.

Given our publicly available disclosures and our sustainability initiatives and goals discussed in the CSR Report, we believe the disclosure requested in this proposal is neither necessary nor a good use of our resources.

For the foregoing reasons, the Board unanimously recommends that you vote AGAINST this proposal.

WITHDRAWN SHAREHOLDER PROPOSAL

In addition, we received a shareholder resolution from the Saint Joseph Province of the Capuchin Order and several co-filers asking the Board of Directors to report on the Company’s process for identifying and analyzing potential and actual human rights risks of operations of the Company and its supply chain. After constructive discussions with the proponents, they withdrew their proposal. The Company remains committed to engaging with investors on material and salient issues. The withdrawn shareholder proposal is reproduced below solely for reference of our shareholders. You are not being asked to vote on this withdrawn proposal.

RECRUITMENTS AND HUMAN RIGHTS RISKS

WHEREAS, recent Global Estimates found that 16 million people1 are trapped in conditions of forced labor in extended private sector supply chains, generating over $150 billion in profits for illegal labor recruiters and employers through underpayment of wages2. Over 70% of these workers are in debt bondage and forced to work in industries such as agriculture and food processing3.

In the United States (U.S.) it is estimated that over half of workers in the food and agriculture industries are migrant workers4. Studies by the Center for North American Studies indicate that 62 percent of milk in the U.S. was produced by farms employing immigrant labor. To secure employment in the U.S. food industry and overseas in commodities like palm oil, unethical recruiters often charge migrant workers5 the equivalent of thousands of dollars in fees.

Migrant workers globally are prime targets for exploitation,6 including discrimination, retaliation, debt bondage, illegal deductions from wages and confiscated or restricted access to personal documents, limiting workers’ freedom of movement leading to forced labor and human trafficking.

According to the UN Guiding Principles on Business and Human Rights, companies have the corporate responsibility to respect human rights within their operations and supply chains. Any company directly or indirectly employing migrant workers must have a policy that assesses if workers are being recruited into debt bondage, forced labor and, ultimately, slavery.

The State of California and the United Kingdom have passed laws requiring companies to report on their actions to eradicate human trafficking and slavery.

Kraft Heinz’s Supplier Guiding Principles prohibit the use of forced labor in the company’s supply chains. However, Kraft Heinz does not have a policy addressing recruitment of workers and does not disclose the company’s risk assessment process.

In addition, Know The Chain’s Benchmark Finding Report (October, 2018) gives Kraft Heinz an overall score of 23 out of 100 and a score of 0 on the company’s approach to reducing the risk of exploitation of supply chain workers by recruitment agencies, eliminating workers’ payment of fees during recruitment processes throughout its supply chains, and protecting the rights of migrant workers.

Given the company’s lack of risk mitigation and disclosure, investors have insufficient information to gauge how well the company is addressing this serious risk to the company and to workers.

[1]	https://www.ilo.org/wcmsp5/groups/public/---dgreports/---dcomm/documents/publication/wcms_575479.pdf
[2]	http://www.ilo.org/wcmsp5/groups/public/---ed_norm/---declaration/documents/publication/wcms_243391.pdf
[3]	http://www.alliance87.org/global_estimates_of_modern_slavery-forced_labour_and_forced_marriage.pdf
[4]	https://www.usatoday.com/story/news/politics/2017/04/04/study-undocumented-farm-workers-put-food-system-risk/100036382/
[5]	http://www.reuters.com/investigates/special-report/workers-brokers/
[6]	https://www.ilo.org/global/topics/fair-recruitment/lang--en/index.htm

RESOLVED, that shareholders request the Board of Directors of Kraft Heinz to report, at reasonable cost and omitting proprietary information, on the Company’s process for identifying and analyzing potential and actual human rights risks of operations and its supply chain by November 20, 2019, addressing the following:

•	Human rights principles used to frame the assessment;
•	Frequency of assessment;
•	Methodology used to track and measure performance on forced labor risks; and
•	How the results of the assessment are incorporated into company policies and decision making.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Following the 2015 Merger, the Board approved our non-employee director compensation program, which was designed to be similar to the program in place at Kraft prior to the 2015 Merger. The table below summarizes the annual cash and equity compensation elements in place for our non-employee directors.

Compensation Element(1)	Fee ($)
Board Retainer	110,000
Chairman Retainer	250,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Governance Committee Chair Retainer	10,000
Operations and Strategy Committee Chair Retainer(2)	20,000
Stock Grant Value(3)	125,000

(1)

If a director serves as Chair of multiple committees, he or she receives fees for only one committee. Therefore, Mr. Behring does not receive a retainer for service as Chair of the Governance Committee.

(2)

Effective June 5, 2019, the Board established the Operations and Strategy Committee to assist it in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The Operations and Strategy Committee is led by John Cahill, Vice Chairman of the Board.

(3)

Non-employee directors are awarded Kraft Heinz deferred shares. Although the deferred shares are vested as of the award date, the shares are not distributed until six months following the date the non-employee director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

Non-employee directors receive an annual stock award that is granted effective immediately following our annual meeting of stockholders. We also pay the non-employee directors cash retainers on a quarterly basis. Non-employee directors also have the option to (i) defer up to 100% of their cash retainers in 25% increments into accounts that mirror certain funds in the Kraft Heinz 401(k) Plan pursuant to the Deferred Compensation Plan for Non-Management Directors or (ii) receive deferred shares annually in lieu of their cash retainer payable in arrears.

Our stock ownership guidelines require non-employee directors who elect to receive compensation for service as directors to hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years. As all of our current directors have served following the 2015 Merger for less than five years, they are not yet required to meet the stock ownership requirement. We feel strongly that our director compensation program significantly aligns our non-employee directors’ and stockholders’ interests.

For as long as Mr. Zoghbi continues to serve as a Special Advisor at Kraft Heinz, it is anticipated that he will not receive compensation for his services as a director. For a discussion of Mr. Zoghbi’s compensation arrangement, please see “Corporate Governance and Board Matters — Independence and Related Person Transactions — Compensation Arrangement.”

The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	All Other Compensation ($)	Total ($)
Gregory E. Abel	110,054	125,050	—	235,104
Alexandre Behring	270,000	125,050	—	395,050
John T. Cahill(4)	110,000	125,050	500,000	735,050
Tracy Britt Cool	110,054	125,050	—	235,104
Feroz Dewan	110,054	125,050	—	235,104
Jeanne P. Jackson	110,000	125,050	—	235,050
Jorge Paulo Lemann	110,054	125,050	—	235,104
Mackey J. McDonald	34,451	—	—	34,451
John C. Pope	130,000	125,050	—	255,050
Marcel Herrmann Telles	110,000	125,050	—	235,050
Alexandre Van Damme	82,500	125,050	—	207,550

(1)

As noted above, Mr. Zoghbi is an employee of Kraft Heinz. For as long as Mr. Zoghbi continues to serve as a Special Advisor at Kraft Heinz, it is anticipated that he will not receive compensation for his services as a director. For a discussion of Mr. Zoghbi’s compensation arrangement, please see “Corporate Governance and Board Matters — Independence and Related Person Transactions — Compensation Arrangement.”

(2)

Includes all retainer fees paid or deferred in exchange for shares pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. Non-employee directors do not receive meeting fees. In addition, Mr. Buffett elected to receive no compensation for his service as a director through the end of his term at the 2018 Annual Meeting.

(3)

The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2018, excluding any retainer fees deferred in exchange for shares, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Kraft Heinz shares on the grant date ($57.68 on April 23, 2018). The following table shows the aggregate number of stock options held by non-employee directors as of December 29, 2018:

Name	Vested Stock Options
Gregory E. Abel	22,166
Alexandre Behring	44,333
John T. Cahill	633,017
Tracy Britt Cool	22,166
Jorge Paulo Lemann	22,166
Marcel Herrmann Telles	22,166

(4)

Mr. Cahill provided advisory and consulting services to Kraft Heinz related to then-current and historical finances, relationships with licensors, customers, and vendors, employee matters, product development, marketing and distribution, government affairs, and strategic opportunities. Such services were provided pursuant to a consulting agreement entered into between Mr. Cahill and the Company in November 2017. Mr. Cahill’s advisory and consulting arrangement terminated on July 1, 2019. Previously, these services were provided pursuant to an arrangement entered into following the 2015 Merger. Mr. Cahill’s services under the consulting agreement were distinct and separate from his duties as a director. Payments to Mr. Cahill under the consulting agreement are disclosed in the “All Other Compensation” column. For a discussion of the advisory and consulting services provided by Mr. Cahill to Kraft Heinz, please see “Corporate Governance and Board Matters — Independence and Related Person Transactions — Consulting Agreement.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, which we refer to as the “CD&A,” outlines the compensation philosophy and objectives of Kraft Heinz and describes our executive pay programs for fiscal year 2018 and, specifically, for the following Named Executive Officers (also referred to as “NEOs”):

Name	Title
Bernardo Hees	Chief Executive Officer
David Knopf	Executive Vice President and Chief Financial Officer
Paulo Basilio	Zone President of U.S.
Rafael Oliveira	Zone President of EMEA
Rashida La Lande	Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary

Executive Summary

The Compensation Committee (the “Committee”) oversees our executive compensation plans and programs. Our programs are designed to complement each other to provide a clear link between what we pay our NEOs and Kraft Heinz’s performance over both short- and long-term periods. The overall program has been designed to accomplish each of the following goals:

•	Rewarding superior financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our stockholders; and

•	Enabling us to attract, retain, and motivate top talent.

Consistent with these goals and as described in further detail below, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to Company and individual performance and the growth in the value of Kraft Heinz.

Elements of Compensation Program

As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to Kraft Heinz’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2018 compensation program for executive officers, including our NEOs.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance, and experience.	• Recruitment and retention

Annual Cash Incentive (Performance Bonus Plan)	Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual Company goals and individual performance. For fiscal year 2018, payouts could range from 0%-130% of target depending on the relevant metric.	• Drive top-tier performance • Incentivize and reward
Stock Options	Stock option awards that cliff vest after five years.	• Drive top-tier performance • Align with stockholders’ interests • Link realized value entirely to stock price appreciation • Retention

Restricted Stock Units (“RSUs”)	RSUs that cliff vest after five years may be awarded pursuant to our annual Bonus Swap Program or individual agreements or separate grants with additional conditions.	• Drive top-tier performance • Align with stockholders’ interests • Retention
Performance Share Units (“PSUs”)

Awards that are linked to achievement of multi-year profitability goals. The PSUs pay out in Kraft Heinz common stock after five years, depending on the achievement of the performance objectives and subject to the satisfaction of certain conditions.

• Drive top-tier performance • Align with stockholders’ interests • Long-term value creation • Retention

Base Salary

Base salary is the principal “fixed” element of executive compensation at Kraft Heinz and for our NEOs. The Committee believes that it is important that each NEO receive a competitive marketplace base salary to provide an appropriate balance between fixed and variable compensation. The initial base salary of each NEO is established in connection with the hiring of such NEO. In establishing base salaries, Kraft Heinz reviews market-based survey data published by the Hay Group and select country-specific surveys, in each case, for informational purposes only. We do not formally benchmark compensation or target compensation levels at any particular percentile of the survey data. The Committee reviews salaries on an annual basis and generally makes any annual changes effective January 1st. On occasion, Kraft Heinz may review and adjust an executive’s base salary during the course of the year to account for increased responsibilities, roles, and other factors. The Committee has sole responsibility for the review of Mr. Hees’s compensation. Mr. Hees has primary responsibility for the review of the compensation of his direct reports, including the other NEOs, and provides salary recommendations to the Committee.

The table below shows the annualized 2018 base salary for each NEO.

Name	Base Salary ($)
Mr. Hees	1,000,000
Mr. Knopf	500,000
Mr. Basilio	750,000
Mr. Oliveira(1)	560,101
Ms. La Lande(2)	650,000

(1)

Mr. Oliveira’s base salary is paid in British pounds. The amount shown in the table above is based on the following 12-month average exchange rate of 0.7499 USD/GBP. Mr. Oliveira’s base salary was increased effective January 1, 2018 in connection with the Committee’s annual base salary review process.

(2)	Ms. La Lande was hired on January 22, 2018.

We believe that the base salary review process serves our pay-for-performance philosophy, because base pay increases are generally merit-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn merit-based salary increases, their annual incentive award opportunities also increase proportionately.

Annual Cash Performance Bonus Plan

The Performance Bonus Plan (the “PBP”) is designed to motivate and reward employees who contribute positively toward our business strategy and achieve their individual performance objectives. For 2018, the formula for determining a PBP participant’s annual bonus payout was as follows (each item being described in more detail below):

Base Salary x Target Award x Financial Multiplier x Individual Rating = PBP Payout

Due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio asked to forfeit their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018, and the Committee approved their forfeitures.

Base Salary

For a description of our NEOs’ base salaries, please see “Base Salary” above. Because Ms. La Lande was hired on January 22, 2018, the base salary used for her PBP calculation was prorated to reflect her service for 11 months.

Target Award

Each NEO is granted a target award opportunity prior to the beginning of each year, which is set as a percentage of the NEO’s annual base salary: 300% for Mr. Hees, 175% for Mr. Knopf, 250% for Mr. Basilio, 175% for Mr. Oliveira, and 150% for Ms. La Lande. Due to the nature of Mr. Hees’s role and responsibilities and the significant nature of Mr. Basilio’s role as President of our largest business, their respective Target Award Opportunities were greater than the other NEOs, although, as noted above, due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio asked to forfeit their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018, and the Committee approved their forfeitures.

Financial Multiplier

Another component of a participant’s PBP calculation is the Company’s (or the relevant Zone’s or business unit’s) financial performance (“Financial Multiplier”). For 2018, the Financial Multiplier was initially designed to be based on Adjusted EBITDA performance and could have ranged from 0% to 150%, with performance between threshold and maximum levels resulting in a payout between 50% and 150%, and with performance below threshold resulting in no payout. In June 2018, our management team established a revised business plan for the second half of the 2018 fiscal year (the “2H Plan”). The 2H Plan was intended to drive net sales (“NSV”) growth by regaining distribution and building velocity to position the Company for long-term financial health and success. In June 2018, in order to (i) capture overall commercial, operational, and financial performance of the Company and (ii) incentivize management to deliver the 2H Plan to position the Company for long-term financial health and success, the Committee exercised its discretion under the PBP to include NSV and Adjusted Net Income as elements of the Financial Multiplier as described below. A participant’s final Financial Multiplier was calculated based on the metrics aligned to the 2H Plan. As described above, Messrs. Hees, Knopf, and Basilio forfeited their respective rights to the amounts payable pursuant to the PBP for 2018. For Mr. Oliveira and Ms. La Lande, the amounts payable calculated pursuant to the metrics aligned to the 2H Plan were greater than if they had been calculated using the metrics as initially designed.

For 2018, for participants evaluated based on global performance, including Messrs. Hees and Knopf and Ms. La Lande, the Financial Multiplier was calculated based on global change in Adjusted Net Income. If performance resulted between the threshold and maximum levels for Adjusted Net Income, the component multiplier would have ranged from 60% to 100%. If the threshold had not been met, the component multiplier would be 0%.

For participants evaluated based on Zone (operating segment) or business unit performance, including Messrs. Basilio and Oliveira, who were evaluated based on U.S. and EMEA Zone performance, respectively, the Financial Multiplier was calculated based 30% on global change in Adjusted Net Income and 70% based on their respective Zone or business unit financial performances. Zone and business unit financial performance was based 75% on change in NSV and 25% on change in Segment Adjusted EBITDA. If performance resulted between the threshold and target levels for NSV, the component multiplier would have ranged from 60% to 100%, depending on the Zone. If performance resulted between the threshold and maximum levels for Segment Adjusted EBITDA, the component multiplier would have ranged from 60% to 130%. For all cases, if the threshold had not been met, the relevant component multiplier would be 0%.

Performance Metric*	Threshold	Target	Maximum	Actual	% of Target
Global Adjusted Net Income Performance(1)	(3.5)%	3.4%	10.2%	(3.0)%	62%
U.S. Segment Adjusted EBITDA Performance	(6.4)%	(3.0)%	0.4%	(11.5)%	—%
U.S. NSV Performance	(0.9)%	0.2%	N/A	(0.6)%	75%
EMEA Segment Adjusted EBITDA Performance(2)	8.1%	12.3%	16.4%	2.2%	60%
EMEA NSV Performance	1.1%	3.3%	N/A	2.6%	90%

*Growth rates reflect budget foreign exchange rates and exclude the impacts of (i) our Venezuelan subsidiary, due to the highly inflationary environment, (ii) our 50.1% interest in our South African subsidiary, which was sold in May 2018, and (iii) with respect to NSV, fluctuations for dairy commodities that impact pricing terms under related contracts. Adjusted Net Income is defined as net income/(loss) excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), and U.S. Tax Reform discrete income tax expense/(benefit), and including, when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Segment Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), net, provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, we exclude, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, gains/(losses) on the sale of a business, other gains/(losses) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), and equity award compensation expense (excluding integration and restructuring expenses).

(1)

When the Committee certified the achievement of performance with respect to Adjusted Net Income performance, fiscal year 2018 consolidated financial statements were still being prepared. Given the immateriality of any anticipated adjustments, the Committee certified and approved performance at a maximum level of 64%, subject to downward adjustment in management’s discretion based on the preparation of the 2018 consolidated financial statements.

(2)

When the Committee certified performance with respect to EMEA Segment Adjusted EBITDA performance, the Committee certified and approved performance at an amount excluding the impact of the Middle East and Africa (“MEA”) due to one-off inventory amounts related to previous years when MEA was a part of a different operating segment than EMEA.

In 2018, all NEOs exceeded threshold on their Individual Rating and Financial Multiplier components of the PBP calculation. The Committee granted certain members of management discretion to increase or decrease the final PBP payouts of the other NEOs with up to a 20% variance compared to the amounts as calculated based on the Base Salaries, Target Awards, Individual Ratings, and Financial Multipliers described above. Had they not forfeited their rights to the payment, Mr. Hees would have earned a PBP payout of $1,060,000, Mr. Knopf would have earned a PBP payout of $500,000, and Mr. Basilio would have earned a PBP payout of $1,023,000. Mr. Oliveira received a PBP payout of $733,854, and Ms. La Lande received a PBP payout of $543,000. Mr. Hees would have received a decreased discretionary payout related to the longer-term business initiatives reflected in his MBOs. Messrs. Knopf and Basilio would have received, and Mr. Oliveira and Ms. La Lande did receive, an increased discretionary payout related to top line growth results and/or strong leadership of important initiatives in his or her respective area.

Individual Rating

The foundation of each participant’s Individual Rating is our MBO process. At the beginning of each year, the Committee establishes a series of performance goals, or MBOs, that are established based on the Company’s corporate strategy, and performance goals are then “cascaded” throughout the organization. First, the Committee establishes MBOs for Mr. Hees. Then, in consultation with the Committee, Mr. Hees establishes corresponding MBOs for each of his direct reports, including the other NEOs. His direct reports, in turn, establish MBOs for their direct reports. This cascading process allows the Company to drive initiatives that are aligned throughout the organization.

Each NEO has an MBO comprised of multiple goals or objectives. For each goal, there are one or more “Key Performance Indicators,” or KPIs. KPIs are the quantitative or qualitative metrics used to track achievement of the goals. We have set forth below a summary of the 2018 MBO goals for each of the NEOs and the overall performance ascribed by the Committee for each NEO based on his or her performance. None of the individual KPIs are material to understanding how the PBP operated in 2018.

Bernardo Hees: Mr. Hees had three MBO goals. These were: (i) “Deliver Kraft Heinz Financial Results,” which was evaluated based on Kraft Heinz’s financial performance in NSV and Adjusted Net Income, (ii) “Strengthen Innovation and Develop Digital Strategy/Go-to-Market,” which was evaluated based on the innovation pipeline for 2019 and 2020 and E-commerce and digital innovation, and (iii) “Deliver New Projects to Sustain the Business,” which was evaluated based on the supply chain planning system and business expansion. Based on Mr. Hees’s performance, he was given an overall performance score of 66%.

David Knopf: Mr. Knopf had three MBO goals. These were (i) “Deliver Kraft Heinz Financial Results,” which was evaluated based on Kraft Heinz’s financial performance in Adjusted Net Income and operating free cash flow, (ii) “Increase KHC Financial Efficiency,” which was evaluated based on tax performance compared to budget and project-specific goals, and (iii) “Deliver New Projects to Sustain the Business,” which was evaluated based on business expansion and project-specific goals. Based on Mr. Knopf’s performance, he was given an overall performance score of 82%.

Paulo Basilio: Mr. Basilio had three MBO goals. These were (i) “Deliver Kraft Heinz Results,” which was evaluated based on case fill rates and U.S. financial performance in contribution margin and NSV, (ii) “Ensure Successful Marketing and Robust R&D Pipeline,” which was evaluated based on market share and the innovation pipeline for 2019 in the U.S. Zone, and (iii) “Deliver New Projects to Foster the Business,” which was evaluated based on initiatives relating to Kraft Heinz’s Springboard platform. Based on Mr. Basilio’s performance, he was given an overall performance score of 84%.

Rafael Oliveira: Mr. Oliveira had three MBO goals. These were (i) “Deliver Kraft Heinz EMEA Financial Results,” which was evaluated based on EMEA financial performance in contribution margin and NSV, (ii)

“Ensure Successful Marketing and Robust R&D Pipeline,” which was evaluated based on market share and the innovation pipeline for 2019 in the EMEA Zone, and (iii) “Deliver New Projects to Foster the Business,” which was evaluated based on foodservice growth in EMEA and NSV growth in MEA. Based on Mr. Oliveira’s performance, he was given an overall performance score of 84%.

Rashida La Lande: Ms. La Lande had three MBO goals. These were (i) “Deliver Effective and Efficient Legal Services,” which was evaluated based on project-specific goals and legal victories, financial and EBITDA partnerships with the business, and legal victories from ongoing litigation, (ii) “Protect and Promote our Innovations and Brands,” which was evaluated based on Board projects and crisis management design and preparation for the U.S. and Canada, and (iii) “Ethics and Compliance,” which was evaluated based on the Company’s ethics and compliance initiatives worldwide. Based on Ms. La Lande’s performance, she was given an overall performance score of 95%.

Annual Bonus Swap Program - Restricted Stock Units

As part of its commitment to fostering an ownership mentality, Kraft Heinz permits certain employees to participate in an annual bonus swap program (the “Bonus Swap Program”). Under the Bonus Swap Program, eligible employees can elect to invest a portion of their annual PBP payout in our common stock (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Matching RSUs”). The Matching RSUs cliff vest on the fifth anniversary of the date of grant subject to continued employment and the retention of the Investment Shares as described below. To participate in the Bonus Swap Program, eligible employees can elect to use 0%, 25% or 50% of their calculated net bonus (after deducting an amount based on a normalized tax rate depending on country of residence) to purchase Investment Shares. The number of Investment Shares purchased is calculated as the product of the calculated net bonus and the swap election percentage, divided by the closing price reported on the Nasdaq on the date of purchase:

Calculated Net Bonus x Swap Election %	=	# of Investment Shares
Nasdaq Closing Price

The number of Matching RSUs a participant received in 2018 was based on (1) the participant’s gross bonus payout in 2018 relating to the 2017 fiscal year (before-tax) and (2) a discretionary multiplier associated with the participant’s level in the organization and his or her investment election percentage.

In 2018, only Mr. Oliveira participated in the Bonus Swap Program, as he was the only NEO to receive a PBP bonus payment related to 2017. The following table sets forth, for Mr. Oliveira, the portion of his fiscal 2017 bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased, and the number of Matching RSUs granted to him (which Matching RSUs were granted in 2018):

Name	Conversion Amount ($)	Investment Shares (#)	2017 Bonus Matching RSUs granted in 2018 (#)
Mr. Oliveira	121,807	1,821	6,622

Under our Bonus Swap Program, so long as the Matching RSUs remain unvested, if an employee transfers any of the related Investment Shares, he or she immediately forfeits a proportional amount of the corresponding Matching RSUs. The Committee believes that the Bonus Swap Program as a whole and the forfeitability of the Matching RSUs in particular, strongly motivates eligible employees to hold Kraft Heinz common stock for the long-term, further emphasizing a long-term view in creating stockholder value. Prior to 2016, the Company issued matching stock options rather than Matching RSUs in the Bonus Swap Program.

Discretionary Equity Awards

From time to time, we may make discretionary equity awards to employees. Historically, these discretionary awards have been made in the form of stock options. These stock options are granted with an exercise price based on the fair market value of a Kraft Heinz share on the grant date and cliff vest after a five-year period. In 2018, the Committee approved discretionary option awards of 44,850 stock options to Mr. Knopf and 52,325 stock options to Ms. La Lande in order to continue to align a portion of their long-term incentive compensation directly with stockholders’ interests. The options have an exercise price of $66.89 and will cliff vest on March 1, 2023, subject to continued employment through that date.

In March 2018, the Company issued additional PSUs to a limited number of employees deemed key to achievement of our long-term goals, including all of our NEOs, in order to place a significant portion of their compensation at risk if performance goals are not achieved. These PSUs could be earned over a three-year performance period based on Kraft Heinz’s achievement of financial performance metrics based on Adjusted EBITDA for the period beginning in January 2018 and ending at the end of December 2020. Once earned, to promote retention of key talent, the PSUs will remain subject to a continued service requirement through March 1, 2023. As of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero.

In March 2018, in order to further retain and motivate top talent and align the interests of management with those of the Company’s stockholders, the Company also issued RSUs, separately from the Bonus Swap Program, to a limited number of employees deemed key to achievement of our long-term goals, including all of our NEOs. These RSUs will cliff vest on March 1, 2023, subject to continued employment.

Additional information about the stock option, PSU, and RSU awards is provided in the 2018 Grants of Plan-Based Awards Table and the 2018 Outstanding Equity Awards at Fiscal Year-End Table below.

Benefits and Perquisites

In addition to base salary, our PBP, and long-term equity grants, we provided and continue to provide certain executive benefit programs to our NEOs. Kraft Heinz maintains defined contribution retirement plans to allow employees to save for retirement in a tax-efficient manner. These plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans, or supplemental retirement or executive savings plans.

Kraft Heinz also provides health and welfare insurance benefits to employees, including the NEOs. These benefits include life, disability, and health insurance benefit plans that are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management.

From time to time, Kraft Heinz provides limited perquisite benefits. For example, we provide limited tax advisory services, immigration benefits, and reimbursement of certain relocation expenses for business reasons. Kraft Heinz provides other limited perquisite benefits, which are detailed in the 2018 Summary Compensation Table.

Minimum Stock Ownership Guidelines

Our compensation programs promote a strong alignment of the interests of our executives with those of our stockholders. For example, in order to participate in our Bonus Swap Program, each participant must use a significant portion of his or her bonus to purchase our common stock. In 2016, we adopted minimum stock ownership guidelines, which require our NEOs to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Role	Minimum Ownership
CEO	5x Base Salary
Other Named Executive Officers	3x Base Salary

The stock ownership guidelines require NEOs to attain levels of beneficial stock ownership within five years from the later of December 8, 2016 and the date of the NEO’s appointment to a position subject to the guidelines. For more details on the stock ownership of our NEOs, please refer to “Ownership of Equity Securities.”

Clawback, Anti-Hedging and Anti-Pledging Policies

Our stock option, PSU, and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to Kraft Heinz to the extent required to comply with any requirements imposed under applicable laws and/or the rules. Further, if a participant receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or administrative error), all as determined by the Committee, then he or she will be required to promptly repay any such excess amount to Kraft Heinz. Our insider trading policy also limits the timing and types of transactions in Kraft Heinz securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits holding Kraft Heinz securities in a margin account or pledging Kraft Heinz securities as collateral for a loan without advance written notice to the Corporate Secretary. In addition, the policy prohibits short-selling Kraft Heinz securities, transacting in puts, calls, or other derivatives on Kraft Heinz securities, or hedging transactions on Kraft Heinz securities without prior approval from the Corporate Secretary.

Impact of Tax and Accounting Policies

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits our ability to deduct compensation paid to “covered employees” (as defined in the Code) to the extent such compensation exceeds $1 million to such employee in any fiscal year. For taxable years beginning prior to January 1, 2018, there was a performance-based exception to this rule that permitted us to deduct compensation that met certain qualifying performance-based criteria. This performance-based exception no longer applies for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee’s intentions to structure the Company’s incentive programs for taxable years commencing prior to January 1, 2018 in a manner intended to be exempt from the deduction limitations of Section 162(m), there can be no assurance that we will be able to take advantage of the limited transition relief and satisfy the requirements for such exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compen sation(5) ($)	Change in Pension Value and Non- qualified Deferred Compen sation Earnings ($)	All Other Compen sation(6) ($)	Total Compens ation ($)	Total Compensat ion as Adjusted from SEC Rules(7) ($)
Bernardo Hees, Chief Executive Officer(1)	2018	1,000,000	—	25,483,713	—	1,060,000	—	149,136	27,692,849	1,149,136
	2017	1,000,000	—	2,730,557	—	—	—	463,622	4,194,179	4,194,196
	2016	1,000,000	—	1,449,990	—	2,730,574	—	92,027	5,272,591	2,542,027
David Knopf, EVP and Chief Financial Officer	2018	500,000	—	5,946,213	497,835	500,000	—	28,177	7,472,225	528,176
	2017	288,461	—	2,833,532	327,515	—	—	27,714	3,477,222	562,066
Paulo Basilio, Zone President of U.S.	2018	750,000	—	16,989,123	—	1,023,000	—	83,699	18,845,822	833,699
	2017	623,077	—	1,499,909	—		—	79,840	2,202,826	2,202,917
	2016	600,000	—	599,924	—	1,500,000	—	48,656	2,748,580	1,248,656
Rafael Oliveira, Zone President of EMEA(8)	2018	560,101	—	8,937,536		733,854	—	101,918	10,333,408	1,074,047
	2017	450,657	—	303,273	409,397	412,029	—	166,835	1,742,191	919,726
Rashida La Lande, SVP, Global General Counsel & Head of CSR and Government Affairs; Corporate Secretary	2018	612,500	1,000,000	2,973,163	580,808	543,000	—	86,910	5,796,381	1,699,410

(1)

On April 22, 2019, we announced that Mr. Hees would leave Kraft Heinz in 2019. Mr. Hees forfeited the PSU and RSU awards granted in 2018 (aggregate grant date fair value of $25,483,713) due to the performance of the business and his decision to leave the company, respectively. Therefore, the Total Compensation as Adjusted from SEC Rules paid to Mr. Hees in 2018 was $1,149,136.

(2)

The amounts shown in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) Matching RSUs, (ii) PSUs, and (iii) RSUs granted to the NEOs. As of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero. For a discussion of the assumptions made in the valuation of the awards in this column, see Note 12, Employees’ Stock Incentive Plans, in the section entitled Notes to Consolidated Financial Statements, in Item 8, Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 29, 2018. Under our Bonus Swap Program, the Matching RSUs for the NEOs were calculated as the product of the calculated gross bonus and the swap election percentage, divided by the closing price reported on the Nasdaq on the date of purchase. For a discussion of the terms applicable to the Matching RSUs, PSUs, and RSUs as well as vesting, forfeiture, and other terms, see “Elements of Compensation Program” in the CD&A.

(3)

As of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero. For Mr. Hees, the grant date fair value of the PSU award on March 1, 2018 was $17,838,582. For Mr. Knopf, the grant date fair value of the PSU award on March 1, 2018 was $4,162,349. For Mr. Basilio, the grant date fair value of the PSU award on March 1, 2018 was $11,892,369. For Mr. Oliveira, the grant date fair value of the PSU award on March 1, 2018 was $5,946,213. For Ms. La Lande, the grant date fair value of the PSU award on March 1, 2018 was $1,486,582. The grant date fair value for the PSU award granted on March 1, 2018 was $56.82.

For Mr. Hees, the grant date value of the RSU award on March 1, 2018 was $7,645,131. On April 22, 2019, we announced that Mr. Hees would leave Kraft Heinz in 2019. As a result of his departure, Mr. Hees will forfeit the RSU award granted in 2018. For Mr. Knopf, the grant date value of the RSU award on March 1, 2018 was $1,783,864. For Mr. Basilio, the grant date value of the RSU award on March 1, 2018 was $5,096,754. For Mr. Oliveira, the grant date value of the RSU award on March 1, 2018 was $2,548,377. For Ms. La Lande, the grant date value of the RSU award on March 1, 2018 was $1,486,582. The grant date fair value for the RSU awards was $66.89 for award granted on March 1, 2018 under the bonus swap program and was $56.82 for non-dividend eligible award granted on March 1, 2018.

(4)

Amounts shown in this column represent the aggregate grant date fair value of discretionary option awards granted to the NEOs. The values of the stock option awards are equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column, see Note 12, Employees’ Stock Incentive Plans, in the section entitled Notes to Consolidated Financial Statements, in Item 8, Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 29, 2018.

(5)

Amounts reported in this column reflect compensation earned for 2018 performance under our PBP. As discussed in the CD&A and consistent with our pay for performance philosophy, due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio asked to forfeit their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018 and the Committee approved their forfeitures. The bonuses were paid in cash to each other NEO after the end of 2018.

(6)

For Mr. Hees, represents dividend equivalents that accrued on Matching RSUs ($128,176), a matching contribution to the Kraft Heinz 401(k), and basic life insurance coverage. For Mr. Knopf, represents a matching contribution to the Kraft Heinz 401(k), dividend equivalents that accrued on Matching RSUs, and basic life insurance coverage. For Mr. Basilio, represents dividend equivalents that accrued on Matching RSUs ($63,609), a matching contribution to the Kraft Heinz 401(k), and basic life insurance coverage. For Mr. Oliveira, represents dividend equivalents that accrued on Matching RSUs ($42,298), tax support, and a matching contribution to the UK contribution scheme. For Ms. La Lande, represents payment for relocation expenses ($66,664), a matching contribution to the Kraft Heinz 401(k), and basic life insurance coverage.

(7)

To supplement the SEC-required disclosure in the other columns of the 2018 Summary Compensation Table, we have included this additional column, which shows “Total Compensation as Adjusted from SEC Rules” representing the portion of the “Total Compensation” available to each NEO in each of the years shown. We are presenting this supplemental column to show how the Committee views the NEOs’ compensation for each of the years shown. The “Total Compensation” column as calculated under SEC rules includes several items that are not necessarily reflective of compensation available to the NEOs in a particular year. Amounts reported in the “Total Compensation as Adjusted from SEC Rules” column differ substantially from the amounts determined under SEC rules as reported in the “Total Compensation” column. “Total Compensation as Adjusted from SEC Rules” is not a substitute for “Total Compensation.” “Total Compensation as Adjusted from SEC Rules” represents: (1) “Total Compensation,” as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns), and plus (3) the value realized from any exercise of stock options and the vesting of RSUs or PSUs before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested tables of the proxy statements for the respective years), including the value realized from the payment of any dividend equivalents. In addition, “Total Compensation as Adjusted from SEC Rules” reflects any bonus paid in each of the years shown, whereas the “Total Compensation” column calculated pursuant to the SEC rules reflects any bonus earned for the applicable years (regardless of when paid and not taking into account any subsequent forfeitures thereof).

(8)

Foreign currency conversion based on daily average for calendar year 2018. Mr. Oliveira’s base salary is paid in British pounds. The amounts shown in the table above are based on the following 12-month average exchange rate: British pounds (.7499 USD/GBP).

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grant of plan-based awards for each of the NEOs in 2018. As described in the CD&A, due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio have forfeited their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under lying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date(3)	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Hees		PBP(1)	900,000	2,700,000	3,000,000
	3/1/18	RSUs(2)							134,550			7,645,131
	3/1/18	PSUs(5)				251,159	313,949	376,739				17,838,582
Mr. Knopf		PBP(1)	262,500	787,500	875,000
	3/1/18	RSUs							31,395			1,783,864
	3/1/18	PSUs(5)				58,604	73,255	87,906				4,162,349
	3/1/18	Options								44,850	66.89	497,835
Mr. Basilio		PBP(3)	562,500	1,687,500	1,875,000
	3/1/18	RSUs							89,700			5,096,754
	3/1/18	PSUs(5)				167,439	209,299	251,159				11,892,369
Mr. Oliveira		PBP(4)	319,783	950,772	1,031,636
	3/1/18	Matching RSUs							6,622			442,946
	3/1/18	RSUs							44,850			2,548,377
	3/1/18	PSUs(5)				83,720	104,650	125,580				5,946,213
Ms. La Lande		PBP(1)	275,625	826,875	918,750
	3/1/18	RSUs							26,163			1,486,582
	3/1/18	PSUs(5)				20,930	26,163	31,396				1,486,582
	3/1/18	Options								52,325	66.89	580,808

(1)

For Messrs. Hees and Knopf and Ms. La Lande, the PBP is based on global change in Adjusted Net Income and has a Threshold assumption of 60% and Maximum assumption of 100%. Threshold amounts also assume a minimum individual MBO Score of 50%, while Target and Maximum amounts assume an individual MBO Score of 100%. The actual payment would be based on achievement of individual and financial performance goals. Annual incentive award payments, to the extent not forfeited, were made in cash to each NEO after the end of 2018 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	On April 22, 2019, we announced that Mr. Hees would leave Kraft Heinz in 2019. As a result of his departure, Mr. Hees will forfeit the RSU award granted in 2018.

(3)

For Mr. Basilio, the U.S. Zone PBP is based 75% on change in U.S. NSV and 25% on change in U.S. Segment Adjusted EBITDA and has a Threshold assumption of 60%, and Maximum assumption of 90% for NSV change and 130% for Segment Adjusted EBITDA change. Threshold amounts also assume an individual MBO Score of 50%, while Target and Maximum amounts assume an individual MBO Score of 100%. Mr. Basilio’s actual payment is based on achievement of individual goals and would receive a weighting on financial performance split by 70% of the U.S. Zone metrics plus 30% of the global metrics. Annual incentive award payments, to the extent not forfeited, were made in cash to each NEO after the end of 2018 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(4)

For Mr. Oliveira, the EMEA Zone PBP is based 75% on change in EMEA NSV and 25% on change in EMEA Segment Adjusted EBITDA and has a Threshold assumption of 70% for NSV change and 60% for Segment Adjusted EBITDA change, and Maximum assumption of 100% for NSV change and 130% for Segment Adjusted EBITDA change. Threshold amounts also assume an individual MBO Score of 50%, while Target and Maximum amounts assume an individual MBO Score of 100%. Mr. Oliveira’s actual payment is based on achievement of individual goals and will receive a weighting on financial performance split by 70% of the EMEA Zone metrics plus 30% of the global metrics. Annual incentive award payments, to the extent not forfeited, were made in cash to each NEO after the end of 2018 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(5)

The PSUs granted on March 1, 2018 were granted under the 2016 Omnibus Incentive Plan. The target number of shares shown in the table reflects the number of shares of common stock that will be earned if each of the performance metrics are achieved at target levels by the end of 2020. If 80% of the performance metrics are not achieved by the end of 2020, the target and threshold opportunities roll over to 2021 with a 20 percentage point payout penalty. Actual shares awarded will vest on March 1, 2023 provided the awardee also meets certain requirements. Dividends are not earned on the PSUs. As of December  29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth each NEO’s outstanding equity awards, as of the end of 2018.

			Option Awards						Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mr. Hees	3/1/18	RSUs							134,550	(12)	5,862,344	(14)

	3/1/18	PSUs											251,159	(13)	10,943,006	(13)

	3/1/17	RSU- match							32,118	(1)	1,399,381

	3/1/16	RSU- match							20,638	(1)	899,198

	8/20/15	Stock Options			202,021	(3)	74.25	8/20/25

	2/12/15	Option- match			71,819	(4)	30.46	2/12/25

	2/14/14	Option- match			98,951	(5)	22.56	2/14/24

	7/1/13	Stock Options	1,329,996	(6)			22.56	7/1/23

Mr. Knopf	3/1/18	RSUs							31,395	(12)	1,367,880

	3/1/18	PSUs											58,604	(13)	2,553,376

	3/1/18	Stock Options			44,850	(11)	66.89	3/1/28
	3/1/17	RSU- match							2,530	(1)	110,232

	3/1/17	Stock Options			21,875	(7)	91.43	3/1/27

	3/1/17	PSUs											19,687	(8)	857,771

	3/1/16	RSU- match							967	(1)	42,132

	8/20/15	Stock Options			67,341	(3)	74.25	8/20/25

			Option Awards						Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mr. Basilio	3/1/18	RSUs							89,700	(12)	3,908,229

	3/1/18	PSUs										167,439	(13)	7,295,326

	3/1/17	RSU- match							17,643	(1)	768,706

	3/1/16	RSU- match							8,539	(1)	372,044

	8/20/15	Stock Options			134,681	(3)	74.25	8/20/25

	2/12/15	Option- match			41,377	(4)	30.46	2/12/25

	2/14/14	Option- match			38,257	(5)	22.56	2/14/24

	7/1/13	Stock Options	531,998	(6)			22.56	7/1/23

Mr. Oliveira	3/1/18	RSUs							44,850	(12)	1,954,115

	3/1/18	PSUs										83,720	(13)	3,647,680

	3/1/18	RSU- match							6,920	(1)	301,504

	3/1/17	RSU- match							3,567	(1)	155,414

	3/1/17	Stock Options			27,344	(7)	91.43	3/1/27

	3/1/16	RSU- match							6,923	(1)	301,635

	3/1/16	Stock Options			32,192	(9)	77.66	3/1/26

	2/12/15	Option- match			4,492	(4)	30.46	2/12/25

	2/12/15	Stock Options			16,419	(4)	30.46	2/12/25

	5/21/14	Stock Options			110,833	(10)	22.56	5/21/24

Ms. La Lande	3/1/18	RSUs							26,163	(12)	1,139,922

	3/1/18	PSUs										20,930	(13)	911,938

	3/1/18	Stock Options			52,325	(11)	66.89	3/1/28

(1)

For all Matching RSUs, this total includes dividends that are reinvested at the dividend payment date in additional RSUs that are subject to the same restrictions as the original grant. The Matching RSUs granted on March 1, 2016, March 1, 2017, and March 1, 2018 are scheduled to vest on the fifth anniversary of the grant date.

(2)

The market value of the shares that have not vested is based on the closing price of $43.57 for Kraft Heinz common stock on December 28, 2018, the last trading day of our fiscal year, as reported on Nasdaq.

(3)	100% of these awards are scheduled to vest on August 20, 2020.

(4)	100% of these awards are scheduled to vest on February 12, 2020. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(5)	100% of these awards vested on February 14, 2019, and they are scheduled to expire on February 14, 2024. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(6)	100% of these awards vested on July 1, 2018, and they are scheduled to expire on July 1, 2023. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(7)	100% of the award is scheduled to vest on March 1, 2022.

(8)

As of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero. The shares reported in this row represent potentially issuable shares under the PSU award granted on March 1, 2017, which cliff vest on March 1, 2022. The PSUs represent the right to receive a variable number of Kraft Heinz shares based on Kraft Heinz’s actual performance during a defined performance period. If 80% of the performance target is achieved in 2019, the participant will receive 70% of the underlying shares. If 80% of the performance target is achieved in 2020, participant will receive 65% of the underlying shares and if 80% of the performance target is achieved in 2021, the participant will receive 60% of the underlying shares. The number of shares reported in this row is based on threshold performance. Dividend equivalents do not accrue on the PSUs. If the participant is terminated prior to March 1, 2020, he or she will forfeit the entire award. The PSUs will vest as earned on March 1, 2022.

(9)	100% of the award is scheduled to vest on March 1, 2021.

(10)	100% of the award is scheduled to vest on May 21, 2019. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(11)	100% of these awards are scheduled to vest on March 1, 2023.

(12)	100% of these awards are scheduled to vest on March 1, 2023, and the RSU awards are not dividend eligible.

(13)

As of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero. The shares reported in these rows represent potentially issuable shares under the PSU award granted on March 1, 2018, which cliff vest on March 1, 2023. The PSUs represent the right, to the extent not forfeited, to receive a variable number of Kraft Heinz shares based on Kraft Heinz’s actual performance during a defined performance period. If the threshold of the performance target is achieved by the end of 2020, the participant will receive 80% of the underlying shares. If the threshold for the performance target is not achieved by the end of 2020, the target and threshold opportunities roll over to 2021 with a 20 percentage point payout penalty. The number of shares reported in these rows is based on threshold performance. Dividend equivalents do not accrue on the PSUs. If the participant is terminated prior to March 1, 2021, he or she will forfeit the entire award. The PSUs will vest as earned on March 1, 2023 provided the awardee also meets certain requirements.

(14)	On April 22, 2019, we announced that Mr. Hees would leave Kraft Heinz in 2019. As a result of his departure, Mr. Hees will forfeit the RSU award granted in 2018.

OPTION EXERCISES AND STOCK VESTED TABLE

There were no stock options exercised nor did any RSUs vest for any NEO in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Hees	—	—	—	—
Mr. Knopf	—	—	—	—
Mr. Basilio	—	—	—	—
Mr. Oliveira	—	—	—	—
Ms. La Lande	—	—	—	—

PENSION BENEFITS TABLE

None of our NEOs participate in any defined benefit pension arrangements.

NONQUALIFIED DEFERRED COMPENSATION TABLE

None of our NEOs participate in any nonqualified deferred compensation arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The table, footnotes, and narratives below reflect the assumption that a hypothetical termination of employment or change in control occurred on the last day of 2018.

Name	Element	Involuntary Termination Without Cause(1) or Termination Upon Change in Control ($)	Other Types of Separations(2) ($)
Mr. Hees(3)
	Salary	1,000,000	—
	Bonus(5)	—	1,060,000
	Intrinsic Value of Accelerated Equity(3)	2,587,776	2,587,776
	Health & Welfare Benefits(4)	14,586	—
	Outplacement	3,200	—

	Total	3,605,562	3,647,776
Mr. Knopf
	Salary	500,000	—
	Bonus	—	500,000
	Intrinsic Value of Accelerated Equity(3)	16,853	16,853
	Health & Welfare Benefits(4)	14,258	—
	Outplacement	3,200	—

	Total	534,311	516,853
Mr. Basilio
	Salary	750,000	—
	Bonus	—	1,023,000
	Intrinsic Value of Accelerated Equity(3)	1,117,313	1,117,313
	Health & Welfare Benefits(4)	14,586	—
	Outplacement	3,200	—

	Total	1,885,099	2,140,313
Mr. Oliveira
	Salary	560,101	—
	Bonus	—	733,854
	Intrinsic Value of Accelerated Equity(3)	2,148,021	2,148,021
	Health & Welfare Benefits(4)	2,556	—
	Outplacement	3,193	—

	Total	2,713,871	2,881,875
Ms. La Lande
	Salary	650,000	—
	Bonus	—	543,000
	Intrinsic Value of Accelerated Equity(3)	—	—
	Health & Welfare Benefits(4)	14,586	—
	Outplacement	3,200	—

	Total	667,786	543,000

(1)

No enhanced severance is provided on a termination in connection with a change in control. Kraft Heinz does not have a specified Change in Control Plan for executives, and treatment is determined by the plan agreements and local regulations applicable to each employee. Our Severance Pay Plan generally provides for 12 months of base salary with a signed release of claims. The Severance Pay Plan would also include Company-paid COBRA for U.S.-based employees for the severance period and outplacement services.

(2)	Relates to termination due to death, disability, or normal retirement.

(3)

As of the last day of 2018, in the event of a termination without cause or due to retirement, death, or disability, stock options vest as if 20% of the options vested on each annual anniversary date of the specific grant. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $43.57, the closing price of Kraft Heinz common stock on December 28, 2018 (the last trading day of our fiscal year, as reported on Nasdaq), and the exercise price of the options. Amounts also include the vesting of Matching RSUs granted in 2016 at a pro rata rate of 20% of the RSUs as if they vested on each annual anniversary date of the grant. The 2017 Matching RSUs and 2018 RSUs and Matching RSUs are not presented in this table because no pro rata vesting would occur if such event occurs prior to the second anniversary of the grant.

(4)

Amount reflects 12 months of medical and dental benefit coverage continuation under COBRA, less the executive premium contribution. As noted in the CD&A, due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio asked to forfeit their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018 and the Committee approved their forfeitures.

(5)

The Committee and Board approved a bonus to Mr. Hees in connection with his separation from the Company, $1,084,000, which represents his pro rata portion of his 2019 bonus based on an 85% performance rating and 85% Individual Rating.

Severance Pay Plan

Generally, Kraft Heinz provides for severance benefits to U.S.-based salaried employees, including our U.S.-based NEOs, pursuant to the terms of the U.S. Severance Pay Plan. The severance benefits for non-U.S.-based salaried employees are made pursuant to the local laws and regulations governing the jurisdiction in which they work, subject to adjustment at the discretion of Kraft Heinz for employees at certain organizational levels (such benefits, together with the U.S. Severance Pay Plan, are referred to as the “Severance Pay Plan”).

NEOs are eligible for severance benefits under the Severance Pay Plan upon an involuntary termination of employment, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Pursuant to the U.S. Severance Pay Plan, Messrs. Hees, Basilio, and Knopf and Ms. La Lande would generally be eligible to receive a severance payment equal to 12 months of base salary upon the execution of a release of claims against Kraft Heinz. In addition, the Committee may, in its sole discretion, authorize payment of additional severance in respect of a participant’s annual bonus opportunity. Although Mr. Oliveira is not based in the U.S. and not otherwise covered by the U.S. Severance Pay Plan, the Company has determined that he is eligible to receive the same benefits as the other NEOs. Severance payments are generally made in a cash lump-sum, but may occasionally be made in periodic payments at Kraft Heinz’s discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

On April 22, 2019, Kraft Heinz announced that Mr. Hees would leave Kraft Heinz in 2019. On June 5, 2019, the Committee approved the following severance terms for Mr. Hees, which will become payable following Mr. Hees’s termination of employment and subject to his execution of a release of claims against Kraft Heinz: (1) a severance payment equal to 12 months of base salary, and (2) a pro-rata payment of his annual bonus under the PBP assuming performance at 85%, both with respect to the metrics related to Kraft Heinz’s financial performance (i.e., the “Financial Multiplier”) and Mr. Hees’s MBOs (i.e., the “Individual Rating”). Mr. Hees’ outstanding equity awards will be treated in accordance with the terms set forth in the governing agreements as described below.

No enhanced severance is provided on a termination in connection with a change in control of Kraft Heinz, and Kraft Heinz does not maintain any individual change in control severance or other similar agreements with any of the NEOs. None of the NEOs are entitled to receive a gross-up for golden parachute taxes that may become payable pursuant to Section 280G of the Code in connection with a change in control of Kraft Heinz.

Equity Awards

Generally, as of the last day of 2018, in the event of involuntary termination without cause, retirement, death, and disability, the stock options granted to the NEOs would vest as if 20% of the shares vested on each annual anniversary date of the specific grant, and for all other terminations and for voluntary resignations, the unvested stock options would be forfeited. In addition, as of the last day of 2018, beginning on the termination date, the exercise period was 90 days for termination without cause and one year for retirement, death, and disability. In April 2019, the Committee modified award agreements for outstanding equity awards (options, PSUs, Matching RSUs, and RSUs) with respect to the treatment upon a termination due to death, disability, or retirement. Such terminations, for option awards on or after the first anniversary of the specific grant date, and for RSU and Matching RSU awards on or after the anniversary deadlines outlined in the award agreements, would result in such awards being fully vested and exercisable, in the case of PSUs, to the extent the performance conditions had been satisfied. In addition, the Committee modified award agreements for outstanding options such that the exercise period for a termination without cause would be one year.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Hees relative to the annual total compensation of our median employee.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

Pursuant to Item 402(u) of Regulation S-K and the instructions thereto, because there has been no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we are utilizing the same median-compensated employee in our pay ratio calculation as was used in 2017. Our median-compensated employee is a full-time hourly non-U.S. factory employee.

To identify our median employee last year, we determined the annual total compensation by examining the 2017 annualized base salaries plus target incentive bonus for all individuals, excluding our Chief Executive Officer, who were employed by us as of December 1, 2017. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary, and seasonal employees worldwide. We believe the use of base salaries plus target incentive bonus for all employees is a consistently applied compensation measure, because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees.

After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $47,612. Our CEO’s compensation in the Summary Compensation Table was $29,047,768. Therefore, our CEO to median employee pay ratio (“CEO pay ratio”), a reasonable estimate calculated in a manner consistent with Item 402(u), is 610:1. The CEO’s total compensation of $29,047,768 included $1,060,000 payable pursuant to the PBP for 2018, as well as $17,838,582 related to the grant date fair value of PSUs. As noted above, Mr. Hees has decided to forfeit the PBP for 2018, and as of December 29, 2018, the expected payout of those PSUs was determined to be zero based on the probability of future achievement of performance metrics. If we had excluded the PBP payout for 2018 and the March 2018 PSUs from total CEO compensation, the CEO pay ratio would have been 213:1.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of July 15, 2019, unless otherwise noted, by each current director, director nominee, and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Kraft Heinz’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1) (2)	Deferred Stock(3)	Total
Directors and Director Nominees:
Gregory E. Abel	22,166	20,627	42,793
Alexandre Behring	44,333	30,113	74,446
John T. Cahill(4)	781,338	8,693	790,031
Joao M. Castro Neves
Tracy Britt Cool	22,166	21,993	44,159
Feroz Dewan	—	6,820	6,820
Jeanne P. Jackson	4,280	16,844	21,124
Jorge Paulo Lemann	22,166	20,627	42,793
John C. Pope(5)	10,197	18,188	28,385
Alexandre Van Damme	6,000	2,242	8,242
George Zoghbi	240,161	—	240,161
Named Executive Officers:
Miguel Patricio (Chief Executive Officer, effective June 25, 2019)	—	—	—
Bernardo Hees	1,607,615	—	1,607,615
David Knopf	1,106	—	1,106
Paulo Basilio	597,401	—	597,401
Rafael Oliveira	117,330	—	117,330
Rashida La Lande	—	—	—
All directors and executive officers as a group (19 persons)(6)	3,434,276	164,418	3,598,694

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of July 15, 2019.

(2)

Includes the number of Kraft Heinz stock options that are exercisable, or will become exercisable, within 60 days after July 15, 2019 as follows: Mr. Abel—22,166; Mr. Behring—44,333; Ms. Cool—22,166; Mr. Cahill—633,017; Mr. Lemann—22,166; Mr. Telles—22,166; Mr. Zoghbi—180,799; and all of our current executive officers as a group—2,153,120.

(3)

Includes RSUs and deferred shares held in the stock deferral plan under the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	Mr. Cahill’s holdings include 148,321 shares of Common Stock held in grantor retained annuity trusts.

(5)	Includes 99 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(6)

This group includes, in addition to the individuals named in the table, Pedro Drevon, Rodrigo Wickbold and Nina Barton, who collectively have 29,591 beneficially owned shares and exercisable stock options.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of July 15, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
3G Funds(2) c/o 3G Capital, Inc. 600 Third Avenue 37th Floor New York, New York 10016	270,097,373	22.1%
Warren E. Buffett(3) Berkshire Hathaway 3555 Farnam Street Omaha, Nebraska 68131	325,442,152	26.7%

(1)	Calculated based on 1,219,938,803 shares of our outstanding common stock as of July 15, 2019.

(2)

Based on the Schedule 13G/A filed on January 18, 2019 by (i) 3G Global Food Holdings, a Cayman Islands limited partnership, (ii) 3G Global Food Holdings GP LP, a Cayman Islands limited partnership (“3G Global Food Holdings GP”), (iii) 3G Capital Partners II LP, a Cayman Islands limited partnership (“3G Capital Partners II”), (iv) 3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Partners Ltd”), and (v) 3G Capital Partners LP, a Cayman Islands limited partnership (“3G Capital Partners LP” and, together with 3G Global Food Holdings, 3G Global Food Holdings GP, 3G Capital Partners II and 3G Capital Partners Ltd, the “3G Funds”). According to the Schedule 13G/A filing, the 3G Funds own dispositive power over an aggregate of 270,097,373 shares of Kraft Heinz common stock. As a result of the relationships described above under “Corporate Governance and Board Matters—Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 595,539,525 shares of Kraft Heinz common stock.

(3)

Based on the Schedule 13G/A filed on February 15, 2017 by Warren E. Buffett and Berkshire Hathaway. As a result of the relationships described above under “Corporate Governance and Board Matters—Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 616,169,839 shares of Kraft Heinz common stock.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Thursday, September 12, 2019, at 11:00 a.m. EDT at the Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222.

2.	Who is entitled to vote at the Annual Meeting?

The Board established July 15, 2019 as the record date (the “Record Date”) for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 1,219,938,803 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Kraft Heinz common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Kraft Heinz and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?

The most common ways in which stockholders hold Kraft Heinz stock are:

•	directly with our transfer agent, Equiniti Trust Company (registered stockholders); and

•

indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial stockholder or stockholder in street name).

If you hold your shares as a registered stockholder, our transfer agent provides the proxy materials to you, and your vote instructs the proxies how to vote your shares.

If you hold your shares in street name as a beneficial stockholder, your broker, bank, or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Heinz distributing proxy materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about August 2, 2019, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure Web site. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis free of charge, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis free of charge.

On or about August 2, 2019, we also emailed and mailed printed copies of our proxy materials to those of our stockholders who previously requested email and paper delivery, respectively.

6.	What is the quorum requirement?

A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

7.	What vote is needed to elect directors?

Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.

Under our Guidelines, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation offer to the Governance Committee for its consideration. The Governance Committee then recommends to the Board whether to accept the resignation offer. The director will continue to serve until the Board decides whether to accept the resignation offer, but will not participate in the Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. In contested elections, the voting standard is a plurality of votes cast.

If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

8.	What vote is needed to approve the other proposals?

Approval of each other proposal similarly requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

9.	How do I vote my shares?

If you are a registered stockholder, you may vote:

•	via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on September 11, 2019;

•

by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on September 11, 2019;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Thursday, September 12, 2019; or

•	in person at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

If you hold your shares in street name, you may vote:

•

via the Internet at www.proxyvote.com (16-digit control number is required), by telephone at 1-800-454-8683 (toll-free) or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank, or other nominee and present it at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

10.	What are broker non-votes?

As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank, or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank, or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Proposal 3) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Proposal 3, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

11.

I am a current/former Kraft or Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Heinz Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Heinz Stock Fund account(s).

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Heinz Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone, or mailed proxy card) by 11:59 p.m. EDT on September 9, 2019. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered stockholders described in Question 9 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Heinz Stock Fund account(s) at the meeting.

12.	May I change or revoke my vote?

Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601. If you hold your shares in street name, you must contact your broker, bank, or other nominee for specific instructions on how to change or revoke your vote.

13.	Who bears the cost of soliciting votes for the Annual Meeting?

This solicitation is made by the Board on behalf of Kraft Heinz. Kraft Heinz bears the cost of soliciting your vote. Our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers, and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

14.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Heinz common stock in an account at the same broker, bank, or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or by calling 1-866-540-7095, and the materials will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank, or other nominee to make this request.

15.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers, or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

16.	Who counts the votes?

Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.

17.	How do I find out the voting results?

We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before September 18, 2019. The Form 8-K will be available at http://ir.kraftheinzcompany.com/sec-filings and on the SEC’s Web site at www.sec.gov.

18.	Why is the Annual Meeting so late this year?

Our Annual Meeting is delayed this year because our Form 10-K for the 2018 fiscal year was not filed until June 7, 2019. Specifically, as previously disclosed, we received a subpoena from the SEC in October 2018 related to our procurement area, specifically the accounting policies, procedures, and internal controls related to our procurement function, including, but not limited to, agreements, side agreements, and changes or modifications to agreements with our suppliers. Following the receipt of this subpoena, we, together with external counsel and forensic accountants, and subsequently, under the oversight of the Audit Committee, conducted an internal investigation into the procurement area and related matters. As a result of the findings from this internal investigation, which is now complete, we determined that it would be appropriate to correct misstatements in our previously issued consolidated financial statements by restating such financial statements. The restatement also included corrections for additional identified out-of-period and uncorrected misstatements in the impacted periods. For more details on the restatement, see our Annual Report on Form 10-K filed on June 7, 2019.

19.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date, and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form, or notice). Requests for admission tickets will be processed in the order in which they are received and must be requested by no later than 11:59 p.m. EDT on September 11, 2019. Stockholders may direct questions about the admission tickets to annualmeeting@KraftHeinz.com or by calling 1-847-646-5494. Due to space constraints and other security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition to an admission ticket, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

Security measures may include bag search, metal detector, and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones, and other electronic devices is strictly prohibited.

2020 ANNUAL MEETING OF STOCKHOLDERS

We presently anticipate that the 2020 annual meeting of stockholders will be held on or about May 7, 2020.

Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary and complying with other provisions of our advance notice bylaws. We generally must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. If we change the date of an annual meeting by more than 30 days before or more than 60 days after the date of the previous year’s annual meeting, then we must receive this written notice no later than 120 days, and no earlier than 150 days, before the date of that annual meeting or, if the first public announcement of the date of an annual meeting is less than 120 days prior to the date of such annual meeting, then we must receive this written notice no later than the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. Accordingly, to be considered at the 2020 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s written notice of nomination or proposal between the close of business on December 9, 2019 and the close of business on January 8, 2020.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. To be be considered for inclusion in our 2020 proxy statement, we must receive a stockholder’s submission of a proposal on or before the close of business on November 19, 2019.

Stockholders should mail all nominations and proposals to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, Illinois 60601. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address.

August 2, 2019	Rashida La Lande
Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary

THE KRAFT HEINZ COMPANY

200 EAST RANDOLPH ST.

SUITE 7600

CHICAGO, IL 60601

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 11, 2019 for shares held directly and by 11:59 p.m. Eastern Time on September 9, 2019 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on September 11, 2019 for shares held directly and by 11:59 p.m. Eastern Time on September 9, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING ADMISSION

In order to attend the meeting, you must obtain an admission ticket by going to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E82732-P27576-Z75446                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KRAFT HEINZ COMPANY

Company Proposals

The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.
				For	Against	Abstain
1.	Election of Directors:
	1a.	Gregory E. Abel		☐	☐	☐

	1b.	Alexandre Behring		☐	☐	☐					For	Against	Abstain

	1c.	Joao M. Castro-Neves		☐	☐	☐		1j.	Alexandre Van Damme		☐	☐	☐

	1d.	Tracy Britt Cool		☐	☐	☐		1k.	George Zoghbi		☐	☐	☐

	1e.	John T. Cahill		☐	☐	☐	The Board of Directors recommends a vote FOR Proposals 2 and 3.

	1f.	Feroz Dewan		☐	☐	☐	2.	Advisory vote to approve executive compensation.			☐	☐	☐

	1g.	Jeanne P. Jackson		☐	☐	☐	3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2019.			☐	☐	☐

	1h.	Jorge Paulo Lemann		☐	☐	☐	Shareholder Proposals

	1i.	John C. Pope		☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4 and Proposal 5.

For address changes/comments, mark here. (see reverse for instructions)						☐	4.	Shareholder Proposal: Protein Diversification			☐	☐	☐

							5.	Shareholder Proposal: Actions to Reduce Synthetic Pesticides			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

THE KRAFT HEINZ COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Thursday, September 12, 2019

11:00 a.m. EDT

Offices of Reed Smith LLP

225 Fifth Ave.

Pittsburgh, PA 15222

If you would like to attend the Annual Meeting, you must obtain an admission ticket in advance as described in more detail in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on September 12, 2019:

The 2019 Notice and Proxy Statement and 2018 Form 10-K are available at www.proxyvote.com.

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E82733-P27576-Z75446

THE KRAFT HEINZ COMPANY Annual Meeting of Stockholders September 12, 2019 11:00 a.m. EDT This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 12, 2019.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If the proxy is signed but no choice is specified, the proxy will be voted “FOR” each of the director nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4 and Proposal 5.

By signing the proxy, you revoke all prior proxies and appoint Rashida La Lande with full power of substitution, to vote the shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting to be held on September 12, 2019 or any adjournment or postponement thereof. Furthermore, this proxy will be voted in the discretion of the proxies upon such other business or matters as may properly come before the Annual Meeting to be held on September 12, 2019 or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the 2019 Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). In addition, if you are a current or former Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan, on July 15, 2019, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on September 9, 2019, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Heinz Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). If you are a participant in the Altria Deferred Profit-Sharing Plan for Hourly Employees, the Altria Deferred Profit-Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the MillerCoors LLC Employees’ Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on September 9, 2019, the trustees will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side